Exhibit 10.1

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

LUMP SUM DESIGN-BUILD EXPANSION AGREEMENT

BETWEEN

GOLDEN GRAIN ENERGY, LLC (“OWNER”)

AND

FAGEN, INC. (“DESIGN-BUILDER”)

June 9, 2006

6.3	Expansion Project Start-Up and Testing	17
6.4	Substantial Completion	17
6.5	Final Completion	19
6.6	Post Completion Support	20

Article 7 Performance Testing and Liquidated Damages		20

7.1	Performance Guarantee	20
7.2	Performance Testing	20
7.3	Liquidated Damages	21
7.4	Bonds and Other Performance Security	22

Article 8 Warranties		23

8.1	Design-Builder Warranty	23
8.2	Correction of Defective Work	24
8.3	Warranty Period Not Limitation to Owner’s Rights	24

Article 9 Contract Price		25

9.1	Contract Price	25
9.2	Effect of Construction Cost Index Increase on Contract Price	25

Article 10 Payment Procedures		26

10.1	Payment at Financial Closing	26
10.2	Progress Payments	26
10.3	Final Payment	27
10.4	Failure to Pay Amounts Due	27
10.5	Design-Builder’s Payment Obligations	28
10.6	Record Keeping and Finance Controls	28

Article 11 Hazardous Conditions and Differing Site Conditions		28

11.1	Hazardous Conditions	28
11.2	Differing Site Conditions; Inspection	29

Article 12 Force Majeure; Change in Legal Requirements		30

12.1	Force Majeure Event	30
12.2	Effect of Force Majeure Event	30
12.3	Change in Legal Requirements	31
12.4	Time Impact And Availability	31
12.5	Effect of Industry-Wide Disruption on Contract Price	31

Article 13 Changes to the Contract Price and Scheduled Completion Dates		31

13.1	Change Orders	31
13.2	Contract Price Adjustments	32
13.3	Emergencies	32
13.4	Contract Time Adjustment	33
13.5	Failure to Complete Owner’s Milestones	33

Article 14 Indemnity		33

14.1	Tax Claim Indemnification	33

14.2	Payment Claim Indemnification	33
14.3	Design-Builder’s General Indemnification	33
14.4	Owner’s General Indemnification	34

Article 15 Stop Work; Termination for Cause		35

15.1	Owner’s Right to Stop Work	35
15.2	Owner’s Right to Perform and Terminate for Cause	35
15.3	Owner’s Right to Terminate for Convenience	36
15.4	Design-Builder’s Right to Stop Work	36
15.5	Design-Builder’s Right to Terminate for Cause	37
15.6	Bankruptcy of Owner or Design-Builder	38
15.7	Lenders’ Right to Cure	38

Article 16 Representatives of the Parties		39

16.1	Designation of Owner’s Representatives	39
16.2	Designation of Design-Builder’s Representatives	39

Article 17 Insurance		40

17.1	Insurance	40
17.2	Design-Builder’s Insurance Requirements	40
17.3	Owner’s Liability Insurance	41
17.4	Owner’s Property Insurance	42

Article 18 Representations and Warranties		43

18.1	Design-Builder and Owner Representations and Warranties	43
18.2	Design-Builder Representations and Warranties	44

Article 19 Dispute Resolution		44

19.1	Dispute Avoidance and Mediation	44
19.2	Arbitration	44
19.3	Duty to Continue Performance	45
19.4	No Consequential Damages	45
19.5	Limitation of Liability	45

Article 20 Confidentiality of Shared Information		46

20.1	Non-Disclosure Obligation	46
20.2	Publicity and Advertising	47
20.3	Term of Obligation	47

Article 21 Miscellaneous		47

21.1	Assignment	47
21.2	Successors	48
21.3	Governing Law	48
21.4	Severability	48
21.5	No Waiver	48
21.6	Headings	48
21.7	Notice	48

v

LUMP SUM DESIGN-BUILD CONTRACT

This LUMP SUM DESIGN-BUILD CONTRACT (the “Agreement”) is made as of June 9, 2006, (the “Effective Date”) by and between Golden Grain Energy, LLC, an Iowa limited liability company (the “Owner”) and Fagen, Inc., a Minnesota corporation (the “Design-Builder”) (each a “Party” and collectively, the “Parties”).

RECITALS

A.                                   The Design-Builder originally constructed a forty (40) million gallons per year (“MGY”) dry grind ethanol production facility near Mason City, Iowa (the “GGE Plant”), under a Design-Build Agreement dated October 24, 2003;

B.                                     The Owner desires to develop, construct, own and operate a 40 MGY expansion (the “Expansion Plant”) of the GGE Plant, which would bring the total nameplate capacity of the GGE Plant to 80 million gallons per year; and

C.                                     Design-Builder desires to provide design, engineering, procurement and construction services for the Expansion Plant.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, Owner and Design-Builder agree as follows.

AGREEMENT

Article 1
Definitions; Rules of Interpretation

1.1                               Rules of Construction.  The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense.  Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States.  Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.  In addition, the following rules of interpretation shall apply:

(a)                                  The masculine shall include the feminine and neuter.

(b)                                 References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)                                  This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel.  The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one

Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2                               Defined Terms.  In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:

AAA is defined in Section 19.1.

Agreement is defined in the Preamble.

Air Emissions Tester means a third party entity engaged by Owner meeting all required state and federal requirements for such testing entities, to conduct air emissions testing of the Expansion Plant.

Applicable Law means

(a)                                  any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)                                 any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)                                  any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent any such person is engaged in activities related to the Expansion Project; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Expansion Project or an activity related to the Expansion Project.

Application for Payment is defined in Section 10.2.1.

As Built Plans is defined in Section 5.2.

Bankrupt Party is defined in Section 15.6.1.

Baseline Index is defined in Section 9.2.1.

CCI is defined in Section 9.2.

Change Order is defined in Section 13.1.1.

Certificate of Substantial Completion is defined in Section 6.4.3

Confidential Information is defined in Section 20.1.

Construction Documents is defined in Section 3.2.1.

Contract Documents is defined in Section 2.2.

Contract Price is defined in Section 9.1.

Contract Time(s) means scheduled dates provided for in the Contract Documents including Scheduled Substantial Completion Date and Final Completion Date.

Damages is defined in Section 14.3.1.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Design-Builder is defined in the Preamble.

Design-Builder’s Representative is defined in Section 16.2.

Design-Builder’s Senior Representative is defined in Section 16.2.

Design Consultant is a qualified, licensed design professional that is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.

Differing Site Conditions is defined in Section 11.2.1.

Early Completion Bonus is defined in Section 6.4.4.

Effective Date is defined in the Preamble.

Expansion Plant is defined in the Recitals.

Expansion Project is defined in Section 2.1.

Expansion Project Scope is defined in Exhibit B.

Fagen Engineering is defined in Section 6.1.

Final Application for Payment is defined in Section 10.3.

Final Completion is defined in Section 6.5.2.

Final Completion Date is defined in Section 6.5.1.

Final Payment is defined in Section 10.3.

Financial Closing means the execution of the Financing Documents by all the parties thereto, and the fulfillment of all conditions precedent thereunder necessary to permit the advance of funds to pay amounts due under this Agreement.

Financing Documents means the final loan documents with the Lender or Lenders providing financing for the construction or term financing of the Expansion Plant and any and all agreements necessary to demonstrate the binding commitment of Owner or Lenders to fund the construction of the Expansion Plant.

Force Majeure Event is defined in Section 12.1.

GGE Plant is defined in the Recitals.

Governmental Approvals are any material authorizations or permissions issued or granted by any Governmental Authority to the Expansion Project, its Owner, the Design-Builder, Subcontractors and their affiliates in connection with any activity related to the Expansion Project.

Governmental Authority means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Owner, the Design-Builder, the Expansion Project, or the Site.

Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

ICM means ICM, Inc., a Kansas corporation.

ICM License Agreement means the license agreement to be executed between Owner and ICM, Inc., substantially in the form attached hereto as Exhibit D.

Indemnified Parties is defined in Section 5.2.

Independent Engineer means Owner’s and Lenders’ independent engineer.

Industry-Wide Disruption is defined in Section 12.4.

Informational Report is defined in Section 3.8.

Legal Requirements or Laws are all applicable federal, state and local statutes, laws, codes, ordinances, rules, regulations, judicial decisions, orders, decrees plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect, of any government or quasi-government entity having jurisdiction over the Expansion Project or Site, the practices involved in the Expansion Project or Site, or any Work, including any consensus standards for materials, products, systems, and services established by ASTM International, any successor organization thereto, or any Governmental Authority.

Lenders means the lenders that are party to the Financing Documents.

Lenders’ Agent means an agent or agents acting on behalf of the Lenders.

Manufacturer’s Warranty shall mean a warranty provided by the original manufacturer or vendor of equipment used by Design-Builder in the Expansion Plant.

MGY is defined in the Recitals.

Notice to Proceed is defined in Section 6.2.

Operating Procedures means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by Design-Builder and ICM from time to time concerning the ownership, operation, maintenance and repair of the Plant, subject to the limitations provided in the Agreement and in the ICM License Agreement.

Owner is defined in the Preamble.

Owner Indemnified Parties is defined in Section 14.3.1.

Owner’s Milestones is defined in Section 13.5.

Owner’s Representative is defined in Section 16.1.

Owner’s Senior Representative is defined in Section 16.1.

Party or Parties is defined in the Preamble.

Pass Through Warranties mean any warranties provided to Design-Builder by a Subcontractor which are assigned to Owner.

Pay Period means, with respect to a given Application for Payment, the one (1) month period following the last day of the previous Pay Period to which the immediately prior Application for Payment is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.

Payment Bond is defined in Section 7.4.2.

Performance Bond is defined in Section 7.4.1.

Performance Guarantee Criteria means the criteria listed in Exhibit A.

Performance Tests is defined in Section 7.2.1.

Pre-Engineering Agreement is defined in Section 6.1.

Punch List is defined in Section 6.4.3.

Qualified Independent Expert means an expert retained by Owner and approved by Design-Builder pursuant to Section 11.1.2.

Safety Representative is defined in Section 3.7.1.

Schedule of Values is defined in Section 10.2.5.

Scheduled Substantial Completion Date is defined in Section 6.4.1.

Site is the land or premises on which the Expansion Project is located.

Subcontractor is any person or entity retained by Design-Builder, or by any person or entity retained directly or indirectly by Design-Builder, in each case as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

Substantial Completion is defined in Section 6.4.2.

Work is defined in Section 3.1.

Work Product is defined in Section 5.1.

Article 2
The Expansion Project

2.1                               Services to be Performed.  Pursuant to this Agreement, Design-Builder shall perform all work and services in connection with the engineering, design, procurement, construction startup, testing and training for the operation and maintenance of the Expansion Plant, and provide all material, equipment, tools and labor necessary to complete the Expansion Plant in accordance with the terms of this Agreement.   The Expansion Plant, together with all equipment, labor, services and materials furnished hereunder is defined as the “Expansion Project.”

2.2                               Extent of Agreement.  This Agreement consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the “Contract Documents”):

2.2.1                     All written modifications, amendments and change orders to this Agreement.

2.2.2                     This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, including those below:

List of Exhibits

Exhibit A                                Performance Guarantee Criteria

Exhibit B                                  Project Scope

Exhibit C                                  Owner’s Responsibilities

Exhibit D                                 ICM License Agreement

Exhibit E                                   Schedule of Values

Exhibit F                                   Form of Informational Report

Exhibit G                                  Required Permits

Exhibit H                                 Form of Performance Bond

Exhibit I                                      Form of Payment Bond

Exhibit J                                       Draw (Payment) Schedule

Exhibit K                                   Air Emissions Application or Permit

Exhibit L                                     Pre-Engineering Agreement

Exhibit M                                Form of Application for Payment

Exhibit N                                   Form of Lien Waiver

2.2.3                     Construction Documents to be prepared by Design-Builder pursuant to Section 3.2.1 shall be incorporated in this Agreement.

2.3                               Conflicting Provisions.  In the event of any conflict or inconsistency between the body of this Agreement and any Exhibit or Schedule hereto, the terms and provisions of this Agreement, as amended from time to time, shall prevail and be given priority.  Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner which gives effect to each part and which avoids or minimizes conflicts among such parts. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

Article 3
Design-Builder Responsibilities

3.1                               Design-Builder’s Services in General.  Except for services and information to be provided by Owner and specifically set forth in Article 4 and Exhibit C, Design-Builder shall perform or cause to be performed all design, engineering, procurement, construction services, supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to complete construction of the Expansion Project consistent with the Contract Documents (the “Work”).  All design and engineering and construction services and other Work of the Design-Builder shall be performed in accordance with (i) the Expansion Project Scope as set forth in Exhibit B, (ii) the Construction Documents, (iii) all Legal Requirements, and (iv) generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period.  Any design and engineering or other professional service to be performed pursuant to this Agreement, which under Applicable Law must be performed by licensed personnel, shall be performed by licensed personnel as required by Law.  The enumeration of specific duties and obligations to be performed by the Design-Builder under the Contract Documents shall not be construed to limit in any way the general undertakings of the Design-Builder as set forth herein.  Design-Builder’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work.  Design-Builder’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder.

3.2                               Design Development and Services.

3.2.1                     Where required by Law, Design-Builder shall provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals required to permit construction of the Work in accordance with this Agreement (such drawings, specifications and design submittals collectively the “Construction Documents”). To the extent not prohibited by Legal Requirements, Design-Builder may prepare Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.

3.2.2                     Construction of the Expansion Plant shall be consistent with the Construction Documents.

3.2.3                     Design-Builder shall maintain a current, complete set of drawings and specifications at the Site.  Owner shall have the right to review such drawings and specifications.  Owner and Independent Engineer may not make copies of the available drawings and specifications without Design-Builder’s written permission, and, granted such permission, may only do so to the extent such drawings and specifications directly pertain to the Expansion Plant; provided however that, pursuant to Section 5.1 of this Agreement, Design-Builder retains ownership of and property interests in any drawing or specifications made available and/or copied.

3.2.4                     Except as provided elsewhere in this Agreement, it is understood and agreed that review, comment and/or approval by Owner (or its designees) or Independent Engineer of any documents or submittals that Design-Builder is required to submit to Owner (or its designees) or Independent Engineer hereunder for their review, comment and/or approval (including without limitation the Construction Documents pursuant to Sections 3.2.1 and 3.2.3 hereof) shall not relieve or release Design-Builder from any of its duties, obligations or liabilities provided for under the terms of this Agreement or transfer any design liability from Design-Builder to Owner.

3.3                               Standard of Care.  All services performed by the Design-Builder and its Subcontractors pursuant to the Construction Documents shall be performed in accordance with the  standard of care and skill generally accepted in the fuel ethanol industry in the Midwest United States during the relevant time period or in accordance with any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, safety and expedition.  This standard of care is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the construction and design-build standards of the fuel ethanol industry in the Midwest United States.  Design-Builder and its Subcontractors shall perform all construction activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents and all applicable Legal Requirements.  Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

3.4                               Government Approvals and Permits.  Except as identified in Exhibit C and, with respect to items identified as Owner’s responsibility, in Exhibit G (which items shall be obtained by Owner pursuant to Section 4.5), Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Expansion Project. Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.

3.5                               Subcontractors.

3.5.1                     Design-Builder may subcontract portions of the Work in accordance with the terms hereof.

3.5.2                     Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance.  Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor, including but not limited to any third-party beneficiary rights.

3.5.3                     Design-Builder shall coordinate the activities of all of Design-Builder’s Subcontractors.  If Owner performs other work on the Expansion Project or at the Site with separate contractors under Owner’s control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those separate contractors so that the Expansion Project can be completed in an orderly and coordinated manner without unreasonable disruption.

3.5.4                     Design-Builder shall ensure that each subcontract with a Subcontractor is assignable to Owner without consent of the Subcontractor or any other person or entity in the event that Design-Builder shall be in an uncured default or terminated with cause under the terms of this Agreement.

3.6                               Maintenance of Site.  Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas.  Upon Substantial Completion of the Work Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work to permit Owner to occupy the Expansion Project for its intended use.

3.7                               Project Safety.

3.7.1                     Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) any individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) any other property at the Site or adjacent thereto.  Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work.  Design-Builder shall, prior to commencing construction, designate a representative (the “Safety Representative”) with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Expansion Project in addition to safety.  The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder’s personnel, Subcontractors and others as applicable.

3.7.2                     Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents; provided, that such Owner-specific requirements do not violate any applicable Legal Requirement.  As promptly as practicable, Design-Builder will report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Expansion Project or the Work.

3.7.3                     Design-Builder’s responsibility for safety under this Section 3.7 is not intended in any way to relieve Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

3.8                               Submission of Reports.  Design-Builder shall provide Owner with a monthly informational report substantially in the form of Exhibit F attached hereto (“Informational Report”).

3.9                               Training.  At a mutually agreed time prior to start-up, Design-Builder shall provide any necessary training at the GGE Plant (or other location) for all of Owner’s employees required for the operation and maintenance of the Expansion Plant in accordance with all design specifications therefor contained in the Contract Documents and necessary in order to maintain the Performance Guarantee Criteria, including operators, laboratory personnel, general, plant and maintenance managers. Other personnel of Owner may receive such off-Site training by separate arrangement between Owner and Design-Builder and as time is available.  All training personnel and costs associated with such training personnel, including labor and all training materials will be provided to Owner within the Contract Price at no additional cost. Owner will be responsible for all travel and expenses of their employees and the Owner will pay all wages and all other expenses for their personnel during the training. The training services will include training on computers, laboratory procedures, field operating procedures, and overall plant section performance expectations.  Prior to the start-up training, Design-Builder shall provide Owner training manuals and operating manuals and other documents reasonably necessary for the start-up process.

3.10                        Integration of Expansion Plant into GGE Plant.  Design-Builder shall coordinate with Owner the timely and full integration of installation and start-up of the Expansion Plant into the GGE Plant so as to coincide as much as possible with the periods of non-operation (whether scheduled or otherwise) of the GGE Plant.  Design-Builder shall perform all services reasonably necessary to fully integrate the Expansion Plant into the GGE Plant so that the Expansion Plant operates in accordance with the Contract Documents and maintains the Performance Guarantee Criteria.  However, Design-Builder makes no guarantees as to, and shall not be held liable for, any effect the design, construction, and integration of the Expansion Plant shall have on the performance of the Plant during Design-Builder’s performance of the services provided pursuant to this Agreement.  Design-Builder will cooperate with Owner to perform hot taps where feasible.  Owner shall bear all costs related to such hot taps and shall be responsible for any and all increased costs to Design-Builder which result from Design-Builder’s cooperation with Owner in the performance of hot taps.

Article 4
Owner’s Responsibilities

4.1                               Duty to Cooperate.

4.1.1                     Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder’s timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder’s performance of its obligations under the Contract Documents.

4.1.2                     Owner shall pay all reasonable costs incurred by Design-Builder for frost removal so that winter construction can proceed.  Such costs may include but are not limited to, equipment costs, equipment rental costs, sheltering costs, special material costs, fuel costs and associated labor costs.  Owner acknowledges and agrees that such costs are in addition to, and not included in, the Contract Price, and that the payment of such costs, which shall be billed on a weekly basis, shall not require the issuance of a Change Order or the obtaining of any Owner approval prior to the issuance of invoices for such costs.

4.2                               Furnishing of Services and Information.

4.2.1                     Prior to the issuance of the Notice to Proceed, at its own cost and expense, Owner shall provide the following items to Design-Builder for Design-Builder’s information and use and, all of which Design-Builder is entitled to rely upon in performing the Work:

(a)                                  surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines;

(b)                                 geotechnical studies describing subsurface conditions including soil borings, and other surveys describing other latent or concealed physical conditions at the Site;

(c)                                  temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Expansion Project and enable Design-Builder to perform the Work;

(d)                                 A legal description of the Site;

(e)                                  to the extent available, as-built and record drawings of any existing structures at the Site, including modifications since the original construction of the GGE Plant; and

(f)                                    all environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site that have been conducted or performed.

4.2.2                     Owner shall provide to Design-Builder all Owner’s deliverables under Exhibit C pursuant to Owner’s Milestones. Such deliverables shall be provided, at Owner’s own cost and expense, for Design-Builder’s information and use. Design-Builder is entitled to rely upon such deliverables in performing the Work.

4.2.3                     Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work and that have been identified and notified in writing by Design-Builder to Owner prior to the Effective Date. Owner is further responsible for all costs, including attorneys’ fees, incurred in securing these necessary agreements.

4.3                               Financial Information; Cooperation with Lenders; Failure to Obtain Financial Closing.  Design-Builder acknowledges that Owner is seeking financing for the Expansion Project. Design-Builder agrees to cooperate with Owner in good faith in order to satisfy the reasonable requirements of Owners’ financing arrangements, including, where appropriate and reasonable, the execution and delivery of documents or instruments necessary to accommodate the Financial Closing. Owner agrees to pay all documented costs incurred by Design-Builder incurred prior to and at Financial Closing, and thereafter during the term of this Agreement, in connection with satisfying the requirements of Owners’ financing arrangements including all documented attorney’s fees. Design-Builder and Owner also acknowledge that the Lenders, as a condition to providing financing for the Expansion Plant, shall require Owner to provide the Independent Engineer with certain reasonable participation and review rights with respect to Design-Builder’s performance of the Work. Design-Builder acknowledges and agrees that such reasonable participation and review rights shall consist of the right to (i) enter the Site and inspect the Work upon reasonable notice to Design-Builder; (ii) attend all start-up and testing procedures; and (iii) review and approve such other items for which Owner is required by Lenders to obtain the concurrence, opinion or a certificate of the Independent Engineer or the Lenders pursuant to the Financing Documents which items do not alter the rights or impose additional obligations on Design-Builder. Nothing in this Section 4.3 shall be deemed to require Design-Builder to agree to any amendments to this Agreement that would adversely affect Design-Builder’s risks, rights or obligations under this Agreement. Upon Financial Closing, Owner shall promptly provide to Design-Builder an officer’s certificate certifying that Financial

Closing has occurred and such Owner’s officer’s certificate shall constitute evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill its obligations under the Contract Documents for all purposes hereunder. Owner must provide such officer’s certificate prior to issuing the Notice to Proceed.

4.4                               Owner’s Representative.  Owner’s Representative, as set forth in Section 16.1 hereof, shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner’s Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work. Owner’s Representative shall be vested with the authority to act on behalf of Owner and Design-Builder shall be entitled to rely on written communication from Owner’s Representative with respect to an Expansion Project matter.

4.5                               Government Approvals and Permits.  Owner shall obtain and pay for all necessary Governmental Approvals required by Law, including permits, approvals, licenses, government charges and inspection fees set forth in Exhibit C and, to the extent identified as Owner’s responsibility, Exhibit G. Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder’s responsibility pursuant to Exhibit G and Section 3.4.

4.6                               Owner’s Separate Contractors.  Owner is responsible for all work, including such work listed on Exhibit C, performed on the Expansion Project or at the Site by separate contractors under Owner’s control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.

4.7                               Security.

4.7.1                     Owner shall be responsible for Site security (including fencing, alarm systems, security guarding services and the like) at all times during the term of this Agreement to prevent vandalism, theft and danger to the Expansion Project, the Site, and personnel. Owner shall coordinate and supervise ingress and egress from the Site so as to minimize disruption to the Work.

4.7.2                     Design-Builder shall at all times conduct its operations in a manner to minimize the risk of loss, theft, or damage by vandalism, sabotage, or any other means. Design-Builder shall continuously inspect all Work, materials, and equipment to discover and determine any conditions that might involve such risks and shall be solely responsible for discovery, determination, and correction of any such conditions.

Article 5
Ownership of Work Product; Risk of Loss

5.1                               Work Product.  All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) shall be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

5.2                               Owner’s Limited License Upon Payment in Full.  Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s occupancy and repair of the Expansion Plant. Design-Builder acknowledges and agrees that the limited license to use the Work Product granted hereby shall provide Owner sufficient rights in and to the Work Product as shall be necessary for Owner to operate and maintain the Expansion Plant and shall include any Pass Through Warranties in connection therewith. Design-Builder shall provide Owner with a copy of the plans of the Expansion Plant, as built, (the “As Built Plans”) conditioned on Owner’s express understanding that its use of the Work Product and its acceptance of the As Built Plans is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”); provided, however, that any performance guarantees, and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement.

5.2.1                     Design-Builder is utilizing certain proprietary property and information of ICM in the design and construction of the Expansion Project, and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of the ICM License Agreement, to be executed by Owner and ICM in connection with the execution of this Agreement. Owner shall be entitled to use the Work Product solely for purposes relating to the Expansion Plant, but shall not be entitled to use the Work Product for any other purposes whatsoever, including without limitation, expansion of the Expansion Plant. Notwithstanding the foregoing sentence, Owner shall be entitled to use the Work Product for the operation, maintenance and repair of the Expansion Plant including the interconnection of, but not the design of, any future expansions to the Expansion Plant. The limited license granted to Owner under Sections 5.2, 5.3 or 5.4 to use the Work Product shall be limited by and construed according to the same terms contained in the ICM License Agreement attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such ICM License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the Laws of the State of Minnesota shall govern such limited license, and (iii) the dispute resolution provisions contained in Article 19 hereof shall apply to any breach or threatened breach of Owner’s duties or obligations under such limited license, except that Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. This paragraph also applies to Sections 5.3 and 5.4 below.

5.3                               Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate.  If Owner terminates the Expansion Project for its convenience as set forth in Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, Design-Builder shall, upon Owner’s payment in full of the amounts due Design-Builder under this Agreement, grant Owner a limited license to use the Work Product to complete the Expansion Plant and subsequently occupy and repair the Expansion Plant, subject to the following:

(a)                                  Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

(b)                                 If the termination for convenience is by Owner in accordance with Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, then Owner agrees to pay Design-Builder the additional sum of [*] as compensation for the limited right to use the Work Product completed “as is” on the date of termination in accordance with this Article 5.

5.4                               Owner’s Limited License Upon Design-Builder’s Default.  If this Agreement is terminated due to Design-Builder’s default pursuant to Section 15.2 and (i) it is adjudged that Design-Builder was in default, and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy and repair of the Expansion Plant. This limited license is conditioned on Owner’s express agreement that its use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license grants Owner the ability to repair the Expansion Plant at Owner’s discretion.

5.5                               Owner’s Indemnification for Use of Work Product.  If Owner uses the Work Product or Expansion Plant under any of the circumstances identified in this Article 5, to the fullest extent allowed by Law, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product and Expansion Plant; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.

5.6                               Risk of Loss.  Design-Builder shall have no liability for a physical loss of or damage to the Work unless such loss or damage is caused by the willful misconduct or gross negligence of Design-Builder or someone acting under its direction or control. Design-Builder shall not be liable for physical loss of or damage to the Work where such loss or damage is caused by the willful misconduct or gross negligence of Owner’s employees or third parties who are not Subcontractors. Design-Builder shall have no liability for a physical loss of or damage to the Work occurring after Final Completion. Design-Builder shall have no liability for losses or damages for which insurance coverage under this Agreement is available to Owner; in such circumstances, any liability for losses and damages as described in this Section 5.6 shall be limited to losses or damages which exceed insurance coverage available to the Owner without the application of any reductions from such coverages due to deductible, retention or retrospective premiums.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Article 6
Commencement and Completion of the Expansion Project

6.1                               Pre-Engineering Agreement.  Owner shall have entered into that certain Pre-Engineering Agreement between Owner and Fagen Engineering, LLC (“Fagen Engineering”) dated May 25, 2006 and attached hereto as Exhibit L (“Pre-Engineering Agreement”). The Pre-Engineering Agreement provides for Fagen Engineering to commence work on the preliminary engineering for the Expansion Project as set forth therein. Owner has agreed to pay [*] for such engineering services pursuant to the terms of that agreement, the full amount of which shall be included in and credited to the Contract Price. Notwithstanding the foregoing sentence, if a Notice to Proceed is not issued pursuant to Section 6.2, or Financial Closing is not obtained pursuant to Section 4.3, then no amount paid under the Pre-Engineering Agreement shall be refunded to Owner.

6.2                               Notice to Proceed; Commencement.  The Work shall commence within five (5) Days of Design-Builder’s receipt of Owner’s written valid notice to proceed (“Notice to Proceed”) unless the Parties mutually agree otherwise in writing. The Parties agree that a valid Owner’s Notice to Proceed cannot be given until:  (1) Owner has title to the real estate on which the Expansion Project will be constructed; (2) the preliminary Site work required of Owner, as described in Exhibit C is completed along with redline drawings and such preliminary Site work and redline drawings have been reviewed and deemed adequate by Design-Builder; (3) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, as listed on Exhibit G, have been obtained; (4) Owner has obtained Financial Closing pursuant to Section 4.3; (5) if applicable, Owner has executed a sales tax exemption certificate and provided the same to Design-Builder; (6) Owner has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection;  (7) Owner has provided an insurance certificate or copy of insurance policy demonstrating that Owner has obtained builder’s risk insurance pursuant to Section 17.4.3 hereof; and (8) Design-Builder provides Owner written notification of its acceptance of the Notice to Proceed. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents. Design-Builder must receive a valid Owner’s Notice to Proceed within one hundred and eighty (180) Days of the Effective Date; otherwise, this Agreement may be terminated at Design-Builder’s sole option. If Design-Builder chooses to terminate this Agreement pursuant to its right under the immediately preceding sentence, then Design-Builder shall have no further obligations hereunder.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.2.1                     Notice to Proceed shall be delivered by Owner to Design-Builder pursuant to the notice requirements set forth in Section 21.7 hereof, with a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN  56241

Attention: Becky Dahl

Fax:  (320) 564-3278

6.3                               Expansion Project Start-Up and Testing.  Owner shall provide, at Owner’s cost, equipment, tools, instruments and materials necessary for Owner to comply with its obligations under Exhibit C, raw materials, consumables and personnel, necessary for start-up and testing of the Expansion Plant, and Design-Builder shall provide supervision, standard and special test instruments, tools, equipment and materials required to perform component and equipment checkout and testing, initial start-up, operations supervision and corrective maintenance of all permanent Expansion Plant equipment within the scope of the Work. Notwithstanding the foregoing sentence, Design-Builder shall be responsible for raw materials and consumables to the extent such amounts provided by Owner are destroyed or damaged (as opposed to consumed in the ordinary course of start-up and testing) by Design-Builder or its personnel during start-up and testing. Design-Builder shall supervise and direct Owner’s personnel who shall participate in the start-up activities with Design-Builder’s personnel to become familiar with all aspects of the Expansion Plant. Owner and the Independent Engineer may witness start-up and testing activities. Performance testing will be conducted in accordance with the provisions of Section 7.2 hereof.

6.4                               Substantial Completion.

6.4.1                     Substantial Completion of the entire Work shall be achieved no later than Five Hundred and Forty-five (545) Days after the date of the Notice to Proceed, subject to adjustment in accordance with the Contract Documents hereof (the “Scheduled Substantial Completion Date”).

6.4.2                     “Substantial Completion” shall be deemed to occur on the date on which the Work is sufficiently complete so that Owner can occupy and use the Expansion Plant for its intended purposes. Substantial Completion shall be attained at the point in time when the Expansion Plant is ready to grind the first batch of corn and begin operation for its intended use. No production is guaranteed on the date of Substantial Completion.

6.4.3                     Procedures. Design-Builder shall notify Owner in writing when it believes Substantial Completion has been achieved with respect to the Work. Within five (5) Days of Owner’s receipt of Design-Builder’s notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is deemed substantially complete, Design-Builder shall  prepare and issue a “Certificate of Substantial Completion” for the Work that will set forth (i) the date of Substantial Completion, (ii) the remaining items of Work that have to be completed before Final Payment (“Punch List”), (iii) provisions (to the extent not already provided in this Agreement) establishing Owner’s and Design-Builder’s responsibility for the Expansion Project’s security, maintenance, utilities and insurance pending Final Payment, and (iv) an acknowledgment that warranties with respect to the Work commence on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion. Upon Substantial Completion of the entire Work and satisfaction of the Performance Guarantee Criteria listed in Exhibit A, Owner shall release to Design-Builder all retained amounts less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, and less an amount equal to the value of any Subcontractor lien waivers not yet obtained.

6.4.4                     Early Completion Bonus. If Substantial Completion is attained within Four Hundred Eighty-Five (485) Days after the date of the Notice to Proceed, Owner shall pay Design-Builder at the time of Final Payment under Section 10.3 hereof an early completion bonus (“Early Completion Bonus”) pursuant to the following schedule:

(i)                                     [*] per Day for each Day that Substantial Completion occurred in advance of Four Hundred Eighty-Five (485) Days but after Four Hundred Fifty-Five (455) Days;

(ii)                                  [*] per Day for each Day that Substantial Completion occurred in advance of Four Hundred Fifty-Five (455) Days but after Three Hundred Ninety-Five (395) Days;

(iii)                               [*] per Day for each Day that Substantial Completion occurred in advance of Three Hundred Ninety-Five (395) Days.

The Early Completion Bonus, if any, under this Section 6.4.4 shall be capped at and shall not exceed [*].

6.4.5                     In all events, payment of said bonus, if applicable, at the time of Final Payment is subject to release of funds by senior lender. If senior lender does not allow release of funds at the time of Final Payment to pay said early completion bonus in full, any unpaid balance shall be converted to an unsecured promissory note payable by Owner to Design-Builder, accruing interest at ten percent (10%). On each anniversary of the note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter. Owner shall pay said promissory note as soon as allowed by senior lender; in any event, the note, plus accrued interest, shall be paid in full before Owner pays or makes any distributions to or for the benefit of its owners (shareholders, members, partners, etc.). All payments shall be applied first to accrued interest and then to principal.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.5                               Final Completion.

6.5.1                     Final Completion of the Work shall be achieved within Ninety (90) Days after the date of Substantial Completion (the “Final Completion Date”).

6.5.2                     “Final Completion” shall be achieved when the Owner reasonably determines that the following conditions have been met:

(a)                                  Substantial Completion has been achieved;

(b)                                 any outstanding amounts owed by Design-Builder to Owner have been paid in full;

(c)                                  the items identified on the Punch List have been completed by Design-Builder;

(d)                                 clean-up of the Site has been completed;

(e)                                  all permits required to have been obtained by Design-Builder have been obtained;

(f)                                    the information in Section 6.5.4 has been provided to Owner;

(g)                                 release and waiver of all claims and liens from Design-Builder and Subcontractors have been provided; and

(h)                                 the Performance Tests have been successfully completed.

6.5.3                     After receipt of a Final Application for Payment from Design-Builder, Owner shall make Final Payment in accordance with Section 10.3, less an amount equal to the value of any Subcontractor lien waivers not yet obtained.

6.5.4                     At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:

(a)                                  an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

(b)                                 a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of Final Payment provided such general release shall not waive defenses to claims that may be asserted by Owner after payment or claims arising after payment;

(c)                                  consent of Design-Builder’s surety, if any, to Final Payment; and

(d)                                 a hard copy of the As Built Plans; provided, however, that such plans will remain the Work Product of the Design-Builder and subject in all respects to Article 5.

6.5.5                     Upon making Final Payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder’s failure to satisfy its payment obligations, (ii) Design-Builder’s failure to complete the Work consistent with the Contract Documents, including defects appearing within one (1) year after Substantial Completion, and (iii) the terms of any warranties required by the Contract Documents.

6.6                               Post Completion Support.  Adequate personnel to complete all Work within the Contract Time(s) will be maintained on-Site by Design-Builder or a Subcontractor until Final Completion has been achieved. In addition to prosecuting the Work until Final Completion has been achieved, Design-Builder or its Subcontractor will provide one (1) month of on-Site operational support for Owner’s personnel after successful completion of the Performance Tests and, from the date of Substantial Completion, will provide six (6) months of off-Site technical and operating procedure support by telephone and other electronic data transmission and communication.

Article 7
Performance Testing and Liquidated Damages

7.1                               Performance Guarantee.  The Design-Builder guarantees that the Expansion Plant will meet the performance criteria listed in Exhibit A (the “Performance Guarantee Criteria”) during a performance test conducted and concluded pursuant to the terms hereof not later than Ninety (90) Days after the date of Substantial Completion. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method (which shall be in accordance with generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States) to remedy any performance related issues.

7.2                               Performance Testing.

7.2.1                     The Design-Builder shall direct and supervise the tests and, if necessary, the retests of the Expansion Plant using Design-Builder’s supervisory personnel in accordance with the testing procedures set forth in Exhibit A (the “Performance Tests”), to demonstrate, at a minimum, compliance with the Performance Guarantee Criteria. Owner is responsible for obtaining Air Emissions Tester and for ensuring Air Emissions Tester’s timely performance; provided, however, that Design-Builder makes no guarantees and provides no warranties, whether express or implied, with respect to the air emissions criteria of the Expansion Plant or the results of any air emissions testing. Design-Builder shall cooperate with the Air Emissions Tester to facilitate performance of all air emissions tests. Design-Builder shall not be held responsible for the actions of Owner’s employees and third parties involved in the Performance Testing, including but not limited to Air Emissions Tester.

7.2.2                     No later than thirty (30) Days prior to the earlier of the Scheduled Substantial Completion Date or Substantial Completion, Design-Builder shall provide to Owner for review a detailed testing plan for the Performance Tests (other than for air emissions). Owner and Design-Builder shall agree upon a testing plan that shall be consistent with the Performance Test Protocol contained in Exhibit A hereto. After such agreement has been reached, Design-Builder shall notify the Owner five (5) business days prior to the date Design-Builder intends to commence the Performance Tests and shall notify the Owner upon commencement of the Performance Tests. Owner and Independent Engineer each have the right to witness all testing, including the Performance Tests and any equipment testing, whether at the Site or at the Subcontractor’s or equipment supplier’s premises during the course of this Agreement. Notwithstanding the foregoing sentence, Owner shall bear the costs of providing a witness to any such testing and all such witnesses shall comply at all times with Design-Builder’s, Subcontractor’s or equipment supplier’s safety and security procedures and other reasonable requirements, and otherwise conduct themselves in a manner that does not interfere with Design-Builder’s, Subcontractor’s or equipment supplier’s activities or operations.

7.2.3                     Design-Builder shall provide to Owner a Performance Test report (excluding results from air emissions testing), including all applicable test data, calculations and certificates indicating the results of the Performance Tests and, within five (5) business days of Owner’s receipt of such results, Owner and Design-Builder will jointly inspect such Work and review the results of the Performance Tests to verify that the Performance Guarantee Criteria have been met. If Owner reasonably determines that the Performance Guarantee Criteria have not been met, Owner shall notify Design-Builder the reasons why Owner determined that the Performance Guarantee Criteria have not been met and Design-Builder shall promptly take such action or perform such additional work as will achieve the Performance Guarantee Criteria and shall issue to the Owner another notice in accordance with Section 7.2.2; provided however that if the notice relates to a retest, the notice may be provided no less than two (2) business days prior to the Performance Tests. Such procedure shall be repeated as necessary until Owner verifies that the Performance Guarantee Criteria have been met.

7.2.4                     If Owner, for whatever reason, including without limitation, Owner’s failure to perform maintenance or provide supplies necessary for start-up, testing, and demonstration of the Performance Guarantee Criteria for the Expansion Plant, prevents Design-Builder from demonstrating the Performance Guarantee Criteria within thirty (30) Days of Design-Builder’s notice that the Expansion Plant is ready for Performance Testing, then Design-Builder shall be excused from demonstrating compliance with the Performance Guarantee Criteria during such period of time that Design-Builder is prevented from demonstrating compliance with the Performance Guarantee Criteria; provided however that Design-Builder will be deemed to have fulfilled all of its obligations to demonstrate that the Expansion Plant meets the Performance Guarantee Criteria should such period of time during which Design-Builder is prevented from demonstrating the Performance Criteria exceed thirty (30) Days or extend ninety (90) days beyond Substantial Completion.

7.3                               Liquidated Damages.

7.3.1                     Design-Builder understands that if Final Completion is not attained by the Final Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Final Completion is not attained by the end of the Final Completion Date, Design-Builder shall pay Owner as liquidated damages, and not as a penalty, for each Day that Final Completion extends beyond the Final Completion Date the following amounts:

(i)                                [*] per Day for each Day that Final Completion occurs after the Final Completion Date but prior to thirty (30) Days after the Final Completion Date;

(ii)                             [*] per Day for each Day that Final Completion occurs after the date that is thirty (30) Days after the Final Completion Date but prior to ninety (90) Days after the Final Completion Date;

(iii)                          [*] per Day for each Day that Final Completion occurs after the date that is ninety (90) Days after the Final Completion Date.

Owner, at its discretion, may elect to offset any such liquidated damages from any retainage.  Liquidated damages shall be paid by Design-Builder by the fifteenth (15th) Day of the month following the month in which the liquidated damages were incurred.  The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which are occasioned solely by any delay in achieving Final Completion.

7.3.2                     Maximum Liquidated Damages. Design-Builder’s liability for liquidated damages under Section 7.3.1 shall be capped at and shall not exceed [*].

7.3.3                     Design-Builder shall not be liable for liquidated damages during any period of time for which an extension of the Scheduled Substantial Completion Date and/or Final Completion Date is available pursuant to Article 12.

7.4                               Bonds and Other Performance Security.

7.4.1                     On or prior to the date of Financial Closing, if requested by Owner, the Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit H (the “Performance Bond”) in an initial amount equivalent to the Contract Price. Owner shall pay on the date of Financial Closing all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Performance Bond. Any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Performance Bond shall be for the account of Design-Builder.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(a)                                  Design-Builder shall post additional bonds or security (which must be in form and substance satisfactory to Owner and the Lenders) or shall increase the amount of the Performance Bond by the amount of any increases to the Contract Price; provided, however, that Owner shall pay all costs of obtaining such bonds or security, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bonds or security, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the bonds or security.

(b)                                 The Performance Bond shall secure the Design-Builder’s obligations to complete the Work in accordance with this Agreement.

7.4.2                     On or prior to the date of Financial Closing, if requested by Owner, the Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit I (the “Payment Bond”) in an initial amount equivalent to the Contract Price. Owner shall pay on the date of Financial Closing all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Payment Bond but any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Payment Bond shall be for the account of Design-Builder.

(a)                                  Design-Builder shall post additional bonds or security (which must be in form and substance reasonably satisfactory to Owner and the Lenders) or shall increase the amount of the Payment Bond by the amount of any increase to the Contract Price.

(b)                                 The Payment Bond shall secure the Design-Builder’s obligations to pay its Subcontractors, vendors and suppliers.

(c)                                  The Payment Bond shall provide the conditions upon which Subcontractors, vendors and suppliers may draw upon such Payment Bond following Design-Builder’s failure to pay amounts due such Subcontractors, vendors and suppliers.

Article 8
Warranties

8.1                               Design-Builder Warranty.  Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new, of good quality, in conformance with the Contract Documents and all Legal Requirements, free of defects in materials and workmanship. Design-Builder’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any Manufacturer’s Warranty which provides Owner with greater warranty rights than set forth in this Section 8.1 or the Contract Documents. Design-Builder will provide to Owner all manufacturers’ and Subcontractors’ warranties upon the earlier of Substantial Completion or termination of this Agreement. Owner’s failure to comply with all Operating Procedures shall void those guarantees, representations and warranties, whether expressed or implied, that were given by Design-Builder to Owner, concerning the performance of the

Expansion Plant that are reasonably determined by Design-Builder to be affected by such failure. If Design-Builder reasonably determines that all damage caused by such failure can be repaired and Owner makes all repairs needed to correct such damage, as reasonably determined by Design-Builder, all guarantees, representations and warranties shall be reinstated for the remaining term thereof, if any, from the date of the repair.

8.2                               Correction of Defective Work.

8.2.1                     Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 8.1, within a period of one (1) year from the date of Substantial Completion of the Work; provided that Owner must report such non-conformance within seven (7) days of the appearance of such failure or non-conformance and that such one (1)-year period shall be extended one (1) Day for any part of the Work that is found to be not in conformance with the Contract Documents for each Day that such part of the Work is not operating in conformity with the Contract Documents, including any  time during which any part of the Work is repaired or replaced pursuant to this Article 8.

8.2.2                     Design-Builder shall, within seven (7) Days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and correction or replacement of any Work damaged by such nonconforming Work. If Design-Builder fails to commence the necessary steps within such seven (7) Day period or fails to continue to perform such steps through completion, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence or assume correction of such nonconforming Work and repair of such damaged Work with its own resources. If, following such written notice, Owner performs such corrective and repair Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing the correction.

8.3                               Warranty Period Not Limitation to Owner’s Rights.  The one (1)-year period referenced in Section 8.2 above applies only to Design-Builder’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder’s other obligations under the Contract Documents.

Article 9
Contract Price

9.1                               Contract Price.  As full consideration to Design-Builder for full and complete performance of the Work and all costs incurred in connection therewith, Owner shall pay Design-Builder in accordance with the terms of Article 10, the sum of [*] (“Contract Price”), subject to adjustments made in accordance with Articles 12.4 and 13. The Contract Price does not include the water-pretreatment system and the fire protection system which shall be provided by Fagen pursuant to a separate side-letter agreement executed by Owner and Design-Builder at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Design-Builder, Owner or the Expansion Project. The Parties acknowledge and agree that if after the date hereof, action by Owner, a change in Applicable Law or a Governmental Authority acting pursuant to a change in Applicable Law shall require Design-Builder to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Such adjustments shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Design-Builder’s sole discretion and that if such option is executed by Owner without Design-Builder’s agreement, Design-Builder shall have the right to terminate this agreement and shall be entitled to compensation pursuant to Section 15.3.1 hereof.

9.2                               Effect of Construction Cost Index Increase on Contract Price.  If between the Effective Date and the date on which a Notice to Proceed is given to Design-Builder the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) increases over the Baseline Index established in Section 9.2.1, Design-Builder shall notify Owner in writing that it is adjusting the Contract Price.

9.2.1                     The Baseline Index for this Agreement shall be 7695.40 (April 2006) (“Baseline Index”).

9.2.2                     In the event that the CCI as of the date on which the Notice to Proceed is given increases over the Baseline Index, the Contract Price shall be increased by a percentage amount equal thereto.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Article 10
Payment Procedures

10.1                        Payment at Financial Closing.  As part of the Contract Price, Owner shall pay Design-Builder [*], as a mobilization fee, as soon as allowed by its organizational documents and any other agreements or Laws and at the latest, at the earlier to occur Financial Closing or the issuance of a Notice to Proceed. Said [*] mobilization fee payment shall be subject to retainage as provided by Section 10.2.7.

10.2                        Progress Payments.

10.2.1              Application for Payment. On or before the twenty-fifth (25th) Day of each month beginning with the first (1st) month following the Notice to Proceed, Design-Builder shall submit to Owner its request for payment for all Work performed and not paid for during the previous Pay Period (the “Application for Payment”). The Application for Payment shall be substantially in the form attached hereto as Exhibit M. Design-Builder shall submit to Owner, along with each Application for Payment, signed lien waivers, substantially in the form attached hereto as Exhibit N, received from Subcontractors and suppliers for the Work included in the Application for Payment submitted for the immediately preceding Pay Period and for which payment has been received.

10.2.2              The Application for Payment shall constitute Design-Builder’s representation that the Work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. The Parties agree that the work completed at the Site, the comparison of the Application for Payment against the work schedule, and the Schedule of Values shall provide sufficient substantiation of the accuracy of the Application for Payment and that no additional documentation will be provided to Owner in support of an Application for Payment. Title to the Work, including Work reflected in an Application for Payment which is in process, is in transit, is in storage, or has been incorporated into the Site, shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Design-Builder’s receipt of payment therefor.

10.2.3              Within fifteen (15) Days after Owner’s receipt of each Application for Payment, Owner shall pay Design-Builder all amounts properly due, but in each case less the total of payments previously made, and less amounts properly withheld under this Agreement.

*Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.2.4              The Application for Payment may request payment for equipment and materials not yet incorporated into the Expansion Project; provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance, and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances except for liens of the Lenders and other liens and encumbrances permitted under the Financing Documents.

10.2.5              Schedule of Values. The schedule of values attached hereto as Exhibit E (the “Schedule of Values”) (i) subdivides the Work into its respective parts, (ii) includes values for all items comprising the Work, and (iii) serves as the basis for monthly progress payments made to Design-Builder throughout the Work.

10.2.6              Withholding of Payments. On or before the date set forth in Section 10.2.3, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing at least ten (10) Days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner’s concerns. Design-Builder and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 19. Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

10.2.7              Retainage on Progress Payments. Owner will retain five percent (5%) of each payment. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Expansion Project. Upon Substantial Completion of the Work pursuant to Section 6.4, Owner shall release to Design-Builder all retained amounts less an amount equal to the reasonable value of all remaining or incomplete items of Work and less an amount equal to the value of any Subcontractor lien waivers not yet obtained, as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

10.3                        Final Payment.  Design-Builder shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Final Completion has been achieved in accordance with Section 6.5. Owner shall make final payment within thirty (30) Days after Owner’s receipt of the Final Application for Payment (“Final Payment”).

10.4                        Failure to Pay Amounts Due.

10.4.1              Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or Final Payment, shall bear interest commencing on the date payment is due at the rate of Eighteen Percent (18%) per annum, or the maximum rate allowed by Law.

10.4.2              Right to Suspend Work. If Owner fails to pay Design-Builder any undisputed amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 15.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 10.4.1.

10.4.3              Failure to Make Final Payment. Owner’s failure to make Final Payment pursuant to section 10.3 hereof shall void any and all warranties, whether express or implied, provided by Design-Builder pursuant to this Agreement.

10.5                        Design-Builder’s Payment Obligations.  Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in Section 14.2 hereof.

10.6                        Record Keeping and Finance Controls.  With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

Article 11
Hazardous Conditions and Differing Site Conditions

11.1                        Hazardous Conditions.

11.1.1              Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and as promptly as practicable notify Owner and, if Design-Builder is specifically required to do so by Legal Requirements, all Governmental Authorities having jurisdiction over the Expansion Project or Site. Design-Builder shall not remove, remediate or handle in any way (except in case of emergency) any Hazardous Conditions encountered at the Site without prior written approval of Owner.

11.1.2              Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining Qualified Independent Experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner is required under applicable Legal Requirements to take with respect to such Hazardous Conditions in order for the Work to proceed. Owner’s choice of such Qualified Independent Experts shall be subject to the prior approval of Design-Builder, which approval shall not be unreasonably withheld or delayed.

11.1.3              Design-Builder shall be obligated to resume Work at the affected area of the Expansion Project only after Owner’s Qualified Independent Expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless, and (ii) all necessary approvals have been obtained from all government entities having jurisdiction over the Expansion Project or Site and a remediation plan has been undertaken permitting the Work to proceed.

11.1.4              Design-Builder will be entitled, in accordance with this Article 11, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions, provided that such Hazardous Materials were not introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.

11.1.5              To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.

11.1.6              Notwithstanding the preceding provisions of this Section 11.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.

11.2                        Differing Site Conditions; Inspection.

11.2.1              Concealed or latent physical conditions or subsurface conditions at the Site that (i) differ from the conditions indicated in the Contract Documents, or (ii) are of an unusual nature, differing from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as “Differing Site Conditions.”  If Design-Builder encounters a Differing Site Condition, Design-Builder will be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance are adversely impacted by the Differing Site Condition.

11.2.2              Upon encountering a Differing Site Condition, Design-Builder shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) business days after such condition has been encountered. Design-Builder shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.

Article 12
Force Majeure; Change in Legal Requirements

12.1                        Force Majeure Event.  A force Majeure event shall mean a cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any Governmental Authority after the Effective Date (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority (any such event, a “Force Majeure Event”).

12.2                        Effect of Force Majeure Event.  Neither Party shall be considered in default in the performance of any of the obligations contained in the Contract Documents, except for the Owners or the Design-Builder’s obligations to pay money (including but not limited to, Progress Payments and payments of liquidated damages which become due and payable with respect to the period prior to the occurrence of the Force Majeure Event), when and to the extent the failure of performance shall be caused by a Force Majeure Event. If either Party is rendered wholly or partly unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected; provided that:

(a)                                  the nonperforming Party, within forty-eight (48) hours after the nonperforming Party actually becomes aware of the occurrence and impact of the Force Majeure Event, gives the other Party written notice describing the event or circumstance in detail, including an estimation of its expected duration and probable impact on the performance of the affected Party’s obligations hereunder, and continues to furnish timely regular reports with respect thereto during the continuation of and upon the termination of the Force Majeure Event;

(b)                                 the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c)                                  the obligations of either Party that arose before the occurrence causing the suspension of performance and the performance that is not prevented by the occurrence, shall not be excused as a result of such occurrence;

(d)                                 the nonperforming Party uses its best efforts to remedy its inability to perform and mitigate the effect of such event and resumes its performance at the earliest practical time after cessation of such occurrence or until such time that performance is practicable;

(e)                                  when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that Party shall give the other Party written notice to that effect; and

(f)                                    Design-Builder shall be entitled to a Day for Day time extension for those events set forth in Section 12.1 to the extent the occurrence of such event delayed Design-Builder’s performance of its obligations under this Agreement.

12.3                        Change in Legal Requirements.  The Contract Price and/or the Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes to the Legal Requirements that occur after the date of this Agreement and as a result of such change, the performance of the Work is adversely affected. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.

12.4                        Time Impact And Availability.  If the Design-Builder is delayed at any time in the commencement or progress of the Work due to a delay in the delivery of, or unavailability of, essential materials or labor to the Project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of the Design-Builder or its Subcontractors which is experienced or expected to be experienced by certain markets providing essential materials and equipment to the Project during the performance of the Work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials, equipment, or labor  (such event an “Industry-Wide Disruption”), the Design-Builder shall be entitled to an equitable extension of the Contract Time(s) on a day-for-day basis equal to such delay. The Owner and Design-Builder shall undertake reasonable steps to mitigate the effect of such delays. Notwithstanding any other provision to the contrary, the Design-Builder shall not be liable to the Owner for any expenses, losses or damages arising from a delay, or unavailability of, essential materials or labor to the Project as a result of an Industry-Wide Disruption.

Article 13
Changes to the Contract Price and Scheduled Completion Dates

13.1                        Change Orders.

13.1.1              A change order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:

(a)                                  the scope of the change in the Work;

(b)                                 the amount of the adjustment to the Contract Price; and

(c)                                  the extent of the adjustment to the Contract Time(s).

13.1.2              All changes in the Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes. Prior to incurring any costs with respect to estimating services, design services and any other services involved in the preparation of the proposed revisions to the Contract Documents, Design-Builder must obtain the written approval of Owner for such costs.

13.1.3              If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and any other services involved in the preparation of proposed revisions to the Contract Documents; provided that such costs were previously approved by Owner pursuant to Section 13.1.2.

13.2                        Contract Price Adjustments.

13.2.1              The increase or decrease in Contract Price resulting from a change in the Work shall be a mutually accepted lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner.

13.2.2              If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to Article 19 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations. If the Parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner’s interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed, and (ii) specifying Owner’s interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (x) such payment by Owner does not prejudice Owner’s right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by Design-Builder does not prejudice Design-Builder’s right to seek full payment of the disputed services if Owner’s order is deemed to be a change to the Work.

13.3                        Emergencies.  In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable and in any event within forty-eight (48) hours after Design-Builder becomes aware of the emergency. The notice to Owner shall describe the emergency in detail, including a reasonable estimation of its expected duration and impact, if any, on the performance of Design-Builder’s obligations hereunder. Any change in the Contract

Price and/or the Contract Time(s) on account of emergency work shall be determined as provided in this Article 13.

13.4                        Contract Time Adjustment.  Design-Builder shall be entitled to an extension of the Contract Time(s) to the extent the GGE Plant is unable to operate as expected not due to any act or omission of the Design-Builder.

13.5                        Failure to Complete Owner’s Milestones.  The dates when Owner’s obligations are required to be completed to enable Design-Builder to achieve the contract time(s) are identified in Table 2 in Exhibit C (“Owner’s Milestones”). The Contract Time(s) shall be revised to provide a Day-for-Day extension of the Contract Time(s) for completion of the Work for each full Day during which Owner fails to timely complete its obligations pursuant to the Owner’s Milestones. In the event of Owner’s failure to timely complete its obligations pursuant to Owner’s Milestones results in the extension of the Contract Time(s), the Contract Price shall be adjusted to compensate Design-Builder for the effects, if any, of such change.

Article 14
Indemnity

14.1                        Tax Claim Indemnification.  If, in accordance with Owner’s direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder (and its officers, directors, agents, successors and assigns) from and against any and all damages claims, costs, losses liabilities, and expenses (including penalties, interest, fines, taxes of any kind, attorneys’ fees, accountants and other professional fees and associated expenses or costs incurred by Design-Builder in connection with or as a result of any action taken by Design-Builder in accordance with Owner’s directive.

14.2                        Payment Claim Indemnification.  To the extent Design-Builder has received payment for the Work, Design-Builder shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner Indemnified Parties or against the Expansion Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Design-Builder shall commence to take the steps necessary to discharge such claim or lien.

14.3                        Design-Builder’s General Indemnification.

14.3.1              Design-Builder, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Owner, Lenders, Lenders’ Agent, and their successors, assigns, officers, directors, employees and agents (“Owner Indemnified Parties”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees (collectively, the “Damages”) for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent or intentionally wrongful acts or from omissions of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.

14.3.2              If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner Indemnified Parties, Design-Builder’s indemnity obligation set forth in Section 14.3.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers’ compensation or disability acts.

14.3.3              Without limiting the generality of Section 14.3.1 hereof, Design-Builder shall fully indemnify, save harmless and defend the Owner Indemnified Parties from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Design-Builder or any Subcontractor to comply with Legal Requirements as required by this Agreement, or (b) failure of Design-Builder or any Subcontractor to properly administer and pay any taxes or fees required to be paid by Design-Builder under this Agreement.

14.3.4              Nothing in the Design-Builder’s General Indemnification contained in this Section 14.3 shall be read to limit in any way any entitlement Design-Builder shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.

14.4                        Owner’s General Indemnification.  Owner, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts, willful misconduct, or omissions of Owner, its officers, directors, employees, agents, or anyone for whose acts any of them may be liable.

14.4.1              Without limiting the generality of Section 14.4 hereof, Owner shall fully indemnify, save harmless and defend the Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against any and all Damages in favor of any Governmental Authority or other third party to the extent caused by (a) failure of Owner or any of Owner’s agents to comply with Legal Requirements as required by this Agreement, or (b) failure of Owner or Owner’s agents to properly administer and pay any taxes or fees required to be paid by Owner under this Agreement.

14.4.2              Nothing in the Owner’s General Indemnification contained in this Section 14.4 shall be read to limit in any way any entitlement Owner shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement

Article 15
Stop Work; Termination for Cause

15.1                        Owner’s Right to Stop Work.  Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty (60) consecutive Days or aggregate more than ninety (90) Days during the duration of the Expansion Project. Design-Builder is entitled to seek an adjustment of the Contract Price and/or the Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.

15.2                        Owner’s Right to Perform and Terminate for Cause.

15.2.1              If Design-Builder persistently fails to: (i) provide a sufficient number of skilled workers; (ii) supply the materials required by the Contract Documents; (iii) comply with applicable Legal Requirements; (iv) timely pay, without cause, Design Consultants or Subcontractors; (v)  perform the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted in accordance with this Agreement; or (vi) perform material obligations under the Contract Documents; then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law or equity, shall have the rights set forth in Sections 15.2.2 and 15.2.3 below.

15.2.2              Upon the occurrence of an event set forth in Section 15.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured within seven (7) Days of Design-Builder’s receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may give a second written notice to Design-Builder of its intent to terminate following an additional seven (7) Day period. If Design-Builder, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Owner may declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration. If (i) the insurance coverage required by Design-Builder pursuant Article 17 hereof is suspended or cancelled without Design-Builder providing immediate replacement coverage (and, in any case, within fourteen (14) Days of the occurrence thereof) meeting the requirements specified in Article 17 hereof; (ii) if applicable, a default occurs under the Performance Bond or the Payment Bond, or the Performance Bond or Payment Bond is revoked or terminated and such Performance Bond or the Payment Bond is not immediately replaced (and, in any case, within fourteen (14) Days of the occurrence thereof) by Design-Builder with a Performance Bond or a Payment Bond providing at least the same level of coverage in a form and from a surety acceptable to Owner and Lenders, or the surety under the Performance Bond or Payment Bond institutes or has instituted against it a case under the United States Bankruptcy Code; (iii) Design-Builder purports to make an assignment of this Agreement in breach of the provisions of Section 21.1 hereof, or (iv) any representation or warranty made by Design-Builder under Section 18.1 hereof was false or materially misleading when made, then Owner may terminate this Agreement upon written notice to Design-Builder.

15.2.3              Upon declaring the Agreement terminated pursuant to Section 15.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, Design-Builder will be paid promptly by Owner for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to promptly pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Design-Builder’s default, subject to the waiver of consequential damages set forth in Section 19.4 hereof.

15.2.4              If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Section 15.3.

15.3                        Owner’s Right to Terminate for Convenience.

15.3.1              Upon ten (10) Days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

(a)                                  to the extent not already paid, all Work executed, and for proven loss, cost or expense in connection with the Work;

(b)                                 the reasonable costs and expenses attributable to such termination, including demobilization costs;

(c)                                  amounts due in settlement of terminated contracts with Subcontractors and Design Consultants;

(d)                                 overhead and profit margin in the amount of fifteen percent (15%) on the sum of items (a) and (b) above; and

(e)                                  all retainage withheld by Owner on account of Work that has been completed in accordance with the Contract Documents.

15.3.2              If Owner terminates this Agreement pursuant to this Section 15.3 and proceeds to design and construct the Expansion Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 5.3.

15.4                        Design-Builder’s Right to Stop Work.

15.4.1              Design-Builder may, in addition to any other rights afforded under the Contract Documents or at Law, stop work for Owner’s failure to pay amounts properly due under Design-Builder’s Application for Payment.

15.4.2              If any of the events set forth in Section 15.4.1 above occur, Design-Builder has the right to stop work by providing written notice to Owner that Design-Builder will stop work unless such event is cured within seven (7) Days from Owner’s receipt of Design-Builder’s notice. If Owner fails to cure or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Design-Builder may give a second written notice to Owner of its intent to stop work within an additional seven (7) Day period. If Owner, within such second seven (7) Day period, fails to cure, or reasonably commence to cure such problem and thereafter diligently pursue such cure to completion, then Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

15.5                        Design-Builder’s Right to Terminate for Cause.

15.5.1              Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by Law, may terminate the Agreement for cause for the following reasons:

(a)                                  The Work has been stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Expansion Project, because of court order, any Governmental Authority having jurisdiction over the Work, or orders by Owner under Section 15.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-Builder, Design Consultant and their respective officers, agents, employees, Subcontractors or any other person for whose acts the Design-Builder may be liable under Law.

(b)                                 Owner’s failure to provide Design-Builder with any information, permits or approvals that are Owner’s responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Expansion Project, even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(c)                                  Owner fails to meet its obligations under Exhibit C and such failure results in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Expansion Project even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(d)                                 Owner’s failure to cure the problems set forth in Section 15.4.1 above within seven (7) Days after Design-Builder has stopped the Work.

15.5.2              Upon the occurrence of an event set forth in Section 15.5.1 above, Design-Builder may elect to terminate this Agreement by providing written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured within seven (7) Days of Owner’s receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) Day period. If Owner, within such second seven (7) Day period, fails to cure such problem, then Design-Builder may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 15.3.

15.6                        Bankruptcy of Owner or Design-Builder.

15.6.1              If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

(a)                                  The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future obligations under the Contract Documents, which assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b)                                 The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) Days of the institution of the bankruptcy filing and shall diligently prosecute such action.

15.6.2              If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 15.

15.6.3              The rights and remedies under this Section 15.6 shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by Law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of this Agreement.

15.7                        Lenders’ Right to Cure.  At any time after the occurrence of any event set forth in Section 15.4.1 or Section 15.5.1, but within the timeframes set forth therein, the Lenders shall have the right, but not the obligation, to cure such default on behalf of Owner.

Article 16
Representatives of the Parties

16.1                        Designation of Owner’s Representatives.  Owner designates the individual listed below as its senior representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Walter Wendland

President and CEO

1822 43rd St SW

Mason City, IA 50401

Telephone: (641) 423-8525

Facsimile: (641) 421-8457

Owner designates the individual listed below as its representative (“Owner’s Representative”), which individual has the authority and responsibility set forth in Section 4.4:

Walter Wendland

President and CEO

1822 43rd St SW

Mason City, IA 50401

Telephone: (641) 423-8525

Facsimile: (641) 421-8457

16.2                        Designation of Design-Builder’s Representatives.  Design-Builder designates the individual listed below as its senior representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Roland “Ron” Fagen

CEO and President

501 W. Highway 212

P.O. Box 159

Granite Falls, MN 56241

Telephone:  (320) 564-3324

Design-Builder designates the individual listed below as its representative (“Design-Builder’s Representative”), which individual has the authority and responsibility set forth in Section 3.1:

Aaron Fagen

Chief Operating Officer

501 W. Highway 212

P.O. Box 159

Granite Falls, MN 56241

Telephone:  (320) 564-3324

Article 17
Insurance

17.1                        Insurance.  Design-Builder shall procure and maintain in force through the Final Completion Date the following insurance coverages with the policy limits indicated, and otherwise in compliance with the provisions of this Agreement:

Commercial General Liability:

General Aggregate
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:

Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability – Umbrella Form:

Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers’ Compensation

Statutory limits as required by the state in which the Work is performed.

Employers’ Liability:

Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Professional Errors and Omissions

Per Claim	$5,000,000
Annual	$5,000,000

17.2                        Design-Builder’s Insurance Requirements.

17.2.1              Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Expansion Project is located, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:

(a)                                  coverage for claims arising under workers’ compensation, disability and other similar employee benefit Laws applicable to the Work;

(b)                                 coverage for claims by Design-Builder’s employees for bodily injury, sickness, disease, or death;

(c)                                  coverage for claims by any person other than Design-Builder’s employees for bodily injury, sickness, disease, or death;

(d)                                 coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder’s employment of the person, or sustained by any other person;

(e)                                  coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

(f)                                    coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and

(g)                                 coverage for contractual liability claims arising out of Design-Builder’s obligations under Section 14.2.

17.2.2              Design-Builder’s liability insurance required by this Section 17.2 shall be written for the coverage amounts set forth in Section 17.1 and shall include completed operations insurance for the period of time set forth in the Agreement.

17.2.3              Design-Builder’s liability insurance set forth in Sections 17.2.1 (a) through (g) above shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Expansion Project.

17.2.4              To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Expansion Project. Such policies shall be provided prior to the commencement of any design services hereunder.

17.2.5              Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage required hereunder will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Owner.

17.3                        Owner’s Liability Insurance.  Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Expansion Project is located such liability insurance to protect Owner from claims which may arise from the performance of

Owner’s obligations under the Contract Documents or Owner’s conduct during the course of the Expansion Project. The general and professional liability insurance obtained by Owner shall name Design-Builder, Design Consultants, Subcontractors, the Lenders and Lenders’ Agent as additional insureds, without application of deductible, retention or retrospective premiums as to the additional insureds.

17.4                        Owner’s Property Insurance.

17.4.1              Unless otherwise provided in the Contract Documents, Owner shall procure from insurance companies authorized to do business in the state in which the Expansion Project is located, and maintain through Final Completion, property insurance upon the entire Expansion Project in a minimum amount equal to the full insurable value of the Expansion Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insureds the interests of Owner, Design-Builder, Design Consultants, Subcontractors, the Lenders and Lenders’ Agent and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents and without application of any deductible, retention or retrospective premium. Owner shall maintain coverage equal to or in excess of the value of each of Design-Builder’s, Design Consultants’, and Subcontractors’ property on the Site. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location as may be indicated in Design-Builder’s Application for Payment and approved by Owner.

17.4.2              Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include as additional insureds the Owner, Design-Builder, Design Consultants, and Subcontractors, in an amount not less than the Contract Price and without application of any deductible, retention or retrospective premium as to the additional insureds. Owner shall maintain coverage equal to or in excess of the value of each of Design-Builder’s, Design Consultants’, and Subcontractors’ interest or investment in boiler or machinery equipment on the Site.

17.4.3              Prior to Design-Builder commencing any Work, Owner shall obtain a builder’s risk insurance policy naming Owner as the insured, with Design-Builder, Design Consultants and Subcontractors as additional insureds, in an amount not less than the Contract Price and without application of deductible, retention or retrospective premium as to the additional insureds.

17.4.4              Owner shall also obtain, prior to Design-Builder commencing any Work, terrorism coverage as described by the Terrorism Risk Insurance Act of 2002, Pub. L. No. 107-297, 116 Stat. 2322 (2002), as extended by the Terrorism Risk Insurance Extension Act of 2005, Pub. L. No. 109-144 (2005), or any successor act or renewing act for the period during which the Terrorism Risk Insurance Act or any successor act or renewing act is in effect.

17.4.5              Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with copies of the insurance certificates reflecting coverages required under this

Section 17.4 evidencing that (i) all Owner’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received Final Payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Design-Builder. Owner’s property insurance shall not lapse or be cancelled during the term of this Agreement. Promptly after Owner’s receipt thereof, Owner shall be required to provide Design-Builder with copies of all insurance policies to which Design-Builder, Design Consultants, and Subcontractors are named as additional insureds. In the event Owner replaces insurance providers for any policy required under this Section, revises policy coverages, or otherwise modifies any applicable insurance policy in any way, Owner shall provide Design-Builder, for its review or possession as provided under this Section 17.4.5, the certificate of insurance and a copy of such new, revised or modified policy when available.

17.4.6              Any loss covered under Owner’s property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as trustees for the insureds as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 19 hereof.

17.4.7              Owner and Design-Builder waive against each other and Owner’s separate contracts, Design Consultants, Subcontractors, agents and employees of each and all of them all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner’s separate contractors, Design Consultants Subcontractors, and insurance providers and shall require each of them to include similar waivers in their contracts or policies.

Article 18
Representations and Warranties

18.1                        Design-Builder and Owner Representations and Warranties.  Each of Design-Builder and Owner represents that:

(a)                                  it is duly organized, validly existing and in good standing under the Laws of its formation  and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)                                 this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditor’s rights or by general equitable principles;

(c)                                  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (b) any Law applicable to such Party and other than the permits listed on Exhibit G, such execution, delivery and performance of this Agreement does not require any Governmental Approval; and

(d)                                 there is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

18.2                        Design-Builder Representations and Warranties.  Design-Builder further represents that it has the necessary financial resources to fulfill its obligations under this Agreement.

Article 19
Dispute Resolution

19.1                        Dispute Avoidance and Mediation.  The Parties are fully committed to working with each other throughout the Expansion Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder’s Representative and Owner’s Representative.

If a dispute or disagreement cannot be resolved through Design-Builder’s Representative and Owner’s Representative, Design-Builder’s Senior Representative and Owner’s Senior Representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement.

If, after meeting, the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both Parties, the Parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted in Minneapolis, Minnesota by a mutually agreeable impartial mediator, or if the Parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules and Mediation Procedures. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the Parties or, if the Parties cannot so agree, by procedures established by the mediator.

19.2                        Arbitration.  Any claims, disputes or controversies between the Parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 19.1 above shall be decided by arbitration to be conducted in Minneapolis, Minnesota in accordance with the Construction Industry Arbitration Rules and Mediation Procedures of the AAA then in effect, unless the Parties mutually agree otherwise.

The award of the arbitrator(s) shall be final and binding upon the Parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with Applicable Law by any court having jurisdiction thereof.

Design-Builder and Owner expressly agree that any arbitration pursuant to this Section 19.2 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Design-Builder and Owner will include appropriate provisions in all contracts they execute with other parties in connection with the Expansion Project to require such joinder or consolidation.

The prevailing Party in any arbitration, or any other final, binding dispute proceeding upon which the Parties may agree, shall be entitled to recover from the other Party reasonable attorneys’ fees and expenses incurred by the prevailing Party.

19.3                        Duty to Continue Performance.  Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.

19.4                        No Consequential Damages.

19.4.1              Notwithstanding anything herein to the contrary (except as set forth in Section 19.4.2 below), neither Design-Builder nor Owner shall be liable to the other for any consequential losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing, except that Design-Builder does not waive any such damages resulting from or arising out of any breach of Owner’s duties and obligations under the limited license granted by Design-Builder to Owner pursuant to Article 5.

19.4.2              The consequential damages limitation set forth in Section 19.4.1 above is not intended to affect the payment of liquidated damages, if any, set forth in Section 7.3 of the Agreement, which both Parties recognize has been established, in part, to reimburse Owner for some damages that might otherwise be deemed to be consequential.

19.5                        Limitation of Liability.  Notwithstanding anything else in this Agreement to the contrary, the aggregate liability of Design-Builder, its Subcontractors, vendors, suppliers, agents and employees,  to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the Work or to Design-Builder’s performance or non-performance of its obligations hereunder, whether based in contract, tort (including negligence), strict liability, or otherwise, shall not exceed, in the aggregate, the Contract Price and shall be reduced, upon the issuance of each Application for Payment, by the total value of such Application for Payment; provided, however, that upon the earlier of Substantial Completion or such point in time requests for payment pursuant to Article 10 have been made for ninety percent (90%) of the Contract Price, Design-Builder’s aggregate liability shall be limited to the greater of (1) Ten Percent (10%) of the Contract Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Design-Builder under this Agreement. The aggregate liability of Design-Builder shall not include increased costs of purchasing equipment, materials, supplies, or services, except to the extent Owner has terminated the Agreement pursuant to Section 15.2 and such equipment, materials, supplies, and services are required to complete the Work or to the extent that any of such equipment, materials, supplies, and services may be included in the payment of liquidated damages pursuant to Section 7.3 hereof. Notwithstanding the foregoing, the maximum aggregate liability of Design-Builder for failure to achieve the Contract Time(s) shall be as set forth in Section 7.3.

Article 20
Confidentiality of Shared Information

20.1                        Non-Disclosure Obligation.  Except as required by court order, subpoena, or Applicable Law, the Parties will hold in confidence, and will use only for the purposes of completing the Project, any and all Confidential Information disclosed to each other. Neither Party shall disclose to third parties any Confidential Information without the express written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall at all times use their respective reasonable efforts to keep all Confidential Information and information regarding the terms and conditions of this Agreement confidential. However, the Parties may disclose Confidential Information to their respective lenders, lenders’ agents, advisors and/or consultants only as reasonably necessary in connection with the financing of the Plant or to enable them to advise the Parties with regard to the Contract Documents and the Project, provided that prior to such disclosure any party to whom Confidential Information is disclosed is informed by the disclosing Party of the existence of this confidentiality obligation and agrees to be obligated to maintain the confidentiality of any information received. The term “Confidential Information” will mean (i) confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, (ii) any and all information concerning the Contract Documents, the Agreement, or the terms thereof, and (iii) all information which one Party, directly or indirectly, may acquire from another Party; however,   Confidential Information will not include information falling into any of the following categories:

(a)                                  information that, at the time of disclosure hereunder, is in the public domain;

(b)                                 information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

(c)                                  information that, prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(d)                                 information obtained by the recipient from a third party having an independent right to disclose this information; and

(e)                                  information that is available through discovery by independent research without use of or access to the Confidential Information acquired from the other Party; and

(f)                                    photographs and descriptive information regarding the Project, including Plant capacity, Owner’s name, and Project location, as used by Fagen for purposes of marketing and promotion.

Each Party’s obligation to maintain Confidential Information in confidence will be deemed performed if such Party observes with respect thereto the same safeguards and precautions which such Party observes with respect to its own Confidential Information of the same or similar kind. It will not be deemed to be a breach of the obligation to maintain Confidential Information in confidence if Confidential Information is disclosed upon the order of a court or other authorized Governmental Authority, or pursuant to other Legal Requirements. However, if Owner is required to file the Contract Documents or a portion thereof with a Governmental Authority, it agrees that it will not do so without first informing Design-Builder of the requirement and seeking confidential treatment of the Contract Documents prior to filing the documents or a portion thereof.

20.2                        Publicity and Advertising.  Owner shall not make or permit any of its subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Expansion Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names Fagen unless prior written consent is obtained from Fagen, which consent shall not be unreasonably withheld.

20.3                        Term of Obligation. The confidentiality obligations of the Parties pursuant to this Article 20 shall survive the expiration or other termination of this Agreement for a period of five (5) years.

Article 21
Miscellaneous

21.1                        Assignment  This Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and permitted assigns of the Parties, except that neither Design-Builder nor Owner shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents. Design-Builder’s subcontracting portions of the Work in accordance with this Agreement shall not be deemed to be an assignment of this Agreement. Owner may assign all of its rights and obligations under the Contract Documents to its Lenders or Lenders’ Agent as collateral security in connection with Owner obtaining or arranging any financing for the Expansion Project; provided, however, Owner shall deliver, at least ten (10) Days prior to any such assignment, to Design-Builder (i) written notice of such assignment and (ii) a copy of the instrument of assignment in form and substance reasonably acceptable to Design-Builder, whose approval shall not be unreasonably withheld. The Lenders or Lenders’ Agent may assign the Contract Documents or their rights under the Contract Documents, including without limitation in connection with any foreclosure or other enforcement of their security interest. Design-Builder shall execute, if requested, a consent to assignment for the benefit of the Lenders and/or the Lenders’ Agent in form and substance reasonably acceptable to Design-Builder, provided that with respect to any such assignments such assignee demonstrates to Design-Builder’s satisfaction that it has the capability to fulfill Owner’s obligations under this Agreement.

21.2                        Successors.  Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the Parties, their employees, agents, heirs, successors and assigns.

21.3                        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Minnesota, without regard to the conflict of laws provisions thereof.

21.4                        Severability.  If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

21.5                        No Waiver.  The failure of either Design-Builder or Owner to insist, in any one (1) or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

21.6                        Headings.  The table of contents and the headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.

21.7                        Notice.  Whenever the Contract Documents require that notice be provided to a Party, notice shall be delivered in writing to such Party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) Days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Design-Builder, to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN  56241

Attention: Aaron Fagen

Fax:  (320) 564-3278

with a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN  56241

Attention: Jennifer Johnson

Fax:  (320) 564-3278

and a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention:  Wayne Mitchell

Fax:  (320) 564-5190

If to Owner, to:

Golden Grain Energy, LLC

1822 43rd St SW

Mason City, IA 50401

Attention:  Walter Wendland

Fax:  (641) 421-8457

and

Lender’s Agent at the address provided for Lender’s Agent to Design-Builder by Owner by notice within five (5) Days following the Financial Closing.

21.8                        No Privity with Design Consultant/Subcontractors.  Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant or Subcontractor.

21.9                        Amendments.  The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

21.10                 Entire Agreement.  This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.

21.11                 Third-Party Beneficiaries.  Except as expressly provided herein, this Agreement is intended to be solely for the benefit of the Owner, the Design-Builder and permitted assigns, and is not intended to and shall not confer any rights or benefits on any person not a signatory hereto.

21.12                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

21.13                 Survival.  Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 5 and the indemnity obligations set forth herein shall survive (in full force and effect) the expiration or termination of this Agreement, and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of the Effective Date.

OWNER:		DESIGN-BUILDER:

Golden Grain Energy, LLC		Fagen, Inc.
(Name of Owner)		(Name of Design-Builder)

/s/ Walter Wendland		/s/ Roland Fagen
(Signature)		(Signature)

Walter Wendland		Roland “Ron” Fagen
(Printed Name)		(Printed Name)

President and CEO		CEO and President
(Title)		(Title)

Date:	6/15/06	Date:	6/19/06

EXHIBIT A

Performance Guarantee Criteria

A-1

EXHIBIT B

Project Scope

B-1

EXHIBIT C

Owner’s Responsibilities

The Owner shall operate the GGE Plant in accordance with good fuel ethanol production industry practices and shall provide Design-Builder access to the GGE Plant to the extent necessary to complete the Work in accordance with the Agreement.

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1)                                      Land and Grading – Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform, including, but not limited to, proper zoning approvals, building permits, elevation restrictions, soil tests, and water tests.  The site shall be rough graded per Design-Builder specifications and be +/- three inches of final grade including the rough grading for Site roadways.  The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1.

Other items to be provided by the Owner include, but are not limited to, the following: site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s).  Owner shall also provide the final grading, seeding and mulching, and site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C.  Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $800,000.  The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.  Additionally, the cost of the required soil stabilization in Table 1 can be in the range of, or may exceed, $2.5MM which cost is not included in the Contract Price.  Owner shall prepare site according to Design-Builder’s engineering plans provided for the site work under the Pre-Engineering Agreement.

2)                                      Permits – Owner shall obtain all Operating Permits including, but not limited to, air quality permits, in a timely manner to allow construction and start-up of the plant as designed by Design-Builder.  Owner shall obtain all testing, including air emissions tests, and site inspections required to secure the necessary operating permits.

3)                                      Storm Water Runoff Permit – Owner shall obtain the construction storm – water runoff permit, permanent storm-water runoff permit, and the erosion control/land disturbance permit.

4)                                      Iowa Pollutant Elimination Discharge Permit – Owner shall obtain a permit to discharge cooling tower water and reverse osmosis (“R.O.”) reject water and any other waste water directly to a designated waterway or other location.  Owner shall supply the discharge piping to transport to the designated waterway or other location.

5)                                      Natural Gas Supply and Service Agreement – Owner shall procure and supply a continuous supply of natural gas to supply the incremental increase in gas requirements related to the expanded operations.  Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder.  Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system.

6)                                      Temporary Electrical Service – Owner shall secure electrical service to supply a minimum 750 KW of 3-phase, 480/277 volt electrical power during construction.  Owner shall procure, install, and maintain temporary service to up to three 3-phase, 480/277 volt temporary service transformers located throughout the site.  The transformer sizing, locations, and underground electrical feed routing layout are to be determined jointly by the Owner, the Design-Builder and the energy supplier.  Design-Builder shall pay energy demand and usage charges up to Substantial Completion.

7)                                      Permanent Electrical Service – (1) The Owner is responsible to secure continuous service from an energy supplier to serve the facility.  The service from the energy supplier shall be of sufficient size to supply the requirements of the expanded operations.  (2) The Owner is responsible for procurement, installation and maintenance of the site distribution system, including, but not limited to, the required substation and all associated distribution lines, switchgear, sectional cabinets, distribution transformers, transformer pads, etc.  An on-site primary digital meter is also to be supplied for monitoring of electrical usage and demand.  This meter must have the capability to be monitored via a telephone line or other electrical signal.  (3) The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner.  (4) Modifications to the existing site distribution system, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier.

Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements.  Owner is encouraged to discuss with its electrical service supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost.

8)                                      Water Supply, Service Agreement, and Pre-Treatment System – Owner shall supply on-site process wells or other water source capable of providing the incremental quantity of water, which includes process water, R.O. feed water, cooling tower make-up water and boiler feed water, of a quality which will allow discharges to comply with NPDES limits and stable operation of the plant.  Owner should consider providing a redundant supply source.

Owner shall pay for a water pre-treatment system to be designed and constructed by Design-Builder and to be integrated into the Expansion Plant.  Owner shall provide an updated water sample of current process water for analysis to aid in design of the water pre-treatment system.  The pre-treatment system will be designed to provide the Expansion Plant with the quantity and quality of raw and treated water needed to supply the Expansion Plant’s process needs. The water pre-treatment system design will also consider and recommend to Owner equipment required to meet the discharge requirements under the Expansion Plant’s wastewater discharge permit.  Owner is to execute side-letter agreements as necessary for the design and construction of such water pre-treatment system.  Design-Builder shall recover costs for the design and construction of such system from the Owner at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale.    A side-letter agreement between Owner and Design-Builder shall be executed by Owner and Design-Builder to compensate Design-Builder, at Design-Builder’s standard time plus materials rates during the relevant time period and at the relevant locale, for any costs and expenses related to such water pre-treatment system.

9)                                      Wastewater Discharge System, Permits and/or Service Agreement – Owner shall provide for any additions or improvements to the discharge piping, septic tank and drainfield system or connections to municipal system as required for the sanitary sewer requirements of the Expansion Plant.  These provisions shall comply with all federal, state, and local regulations, including any permitting issues.

10)                                Roads and Utilities – Owner shall provide and maintain any additions required to the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests. Design-Builder shall repair any damage directly caused by Design-Builder activities, specifically excluding any damages causes by normal wear and tear.

Except as otherwise specifically stated herein, the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

11)                                Maintenance and Power Equipment – The maintenance, spare parts, and power equipment as required by the Expansion Plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12)                                Railroads – Owner is responsible for any costs associated with expansion of the railroads, including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto.

13)                                Drawings – Owner shall supply drawings to Design-Builder detailing any changes made to the plant since completion of the initial plant.

14)                                Fire Protection System – Fire Protection System requirements vary by governmental requirements per location and by insurance carrier requirements.  Owner is responsible to provide the required fire protection system for the Plant.  This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria.

Owner shall pay for a Fire Protection System to be designed and constructed by Design-Builder and to be integrated into the Expansion Plant.  The Fire Protection System shall be designed and constructed to meet the governmental and insurance requirements.  Owner is to execute side-letter agreements as necessary for the design and construction of such Fire Protection System.  Design-Builder shall recover costs for the design and construction of such system from Owner at Design-Builder’s standard time plus material rates during the relevant time period and at the relevant locale.  A side-letter agreement between Owner and Design-Builder shall be executed by Owner and Design-Builder to compensate Design-Builder, at Design-Builder’s standard time plus materials rates during the relevant time period and at the relevant locale, for any costs and expenses related to such Fire Protection System.

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Slurry Tank	4,000
Liquifaction Tank	3,500
Fermentation Tank	5,000
All Other Areas	3,000

Table 2   Owner’s Milestones

Owner’s Responsibilities	Number Of Days To Be Completed After Notice To Proceed
Notice to Proceed	0
Storm Water Permits Complete	60
Natural Gas/Propane Supply Agreements Complete	90
Water Supply and Service Agreements Complete	90
Risk Insurance Provider Selected/Fire Protection Requirements Known	90
NPDES Discharge Point Selected	90
Electrical Service	90
Water Pre-Treatment System Design Complete	170
Wastewater Discharge System Complete	180
Operating Permits Complete	200
Discharge Permits Complete	200
Pumphouse/Water Pre-treatment System Complete	305
Fire Protection System Complete	305
Administrative Building Complete	90 days prior to SC
Paving (Expansion Plant Roads) Complete	90 days prior to SC
Rail Spur Complete	90 days prior to SC
Employees Hired and Ready for Training	60 days prior to SC
Natural Gas Pipeline Complete	60 days prior to SC

EXHIBIT D

ICM License Agreement

D-1

EXHIBIT E

Schedule of Values

E-1

EXHIBIT F

Form of Informational Report

PROJECT MEETING: Two-Week Look Ahead(s)

JOBSITE:	MEETING DATE:

▼ MANPOWER	TOTALS ▼
Fagen, Inc.	0
(sub)	0
0
0
0
0
0
0
0
0
JOBSITE TOTAL	0

▼  SAFETY ISSUES

1.     text

2.     text

▼  WAREHOUSE ISSUES

1.     text

2.     text

▼  PROCUREMENT ISSUES

1.     text

2.     text

▼  OPERATIONS ISSUES

1.     text

2.     text

▼  CIVIL

Area

1.     text

2.     text

F-1

▼  STRUCTURAL

Area

1.     text

2.     text

▼  SIDING / INSULATION

Area

1.     text

2.

▼  MILLWRIGHT

Area

1.     text

2.

▼  PIPE

Area

1.     text

2.

▼  ELECTRICAL

Area

1.     text

2.

▼  DELIVERIES

Area

1.     text

▼  SUBCONTRACTOR

Subcontractor Name

1.     text

F-2

EXHIBIT G

Required Permits

No.	Type of Application/Permit	Responsibility for Obtaining Permit	Assistance in Preparation	Notes

1	Underground Utility Locating Service	Design-Builder/Owner		Notification service for underground work.

2	Septic Tank & Drain Field Permit	Owner

3	Railroad Permit/Approval	Owner	Design-Builder

4	Archeological Survey	Owner

5	Highway Access Permit	Owner		State Department of Transportation or County

6	Building Permits	Design-Builder
	Mechanical	Design-Builder
	Electrical	Design-Builder
	Structures	Design-Builder

7	Construction Air Permit	Owner	Design-Builder

8	Construction Permit	Owner	Design-Builder

9	Operations Permit	Owner	Design-Builder

10	Wastewater Permit	Owner	Design-Builder

11	Water Appropriation Permit	Owner	Design-Builder

12	Fire Protection	Owner	Design-Builder

13	Above Ground Storage Tank Permit	Owner	Design-Builder

14	TTB	Owner

G-1

EXHIBIT H

Form of Performance Bond

PERFORMANCE BOND

The American Institute of Architects,

AIA Document No. A312 (December, 1984 Edition)

Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.

CONTRACTOR (Name and Address):	Amount: [Amount]
Fagen, Inc.	Description (Name and Location):
P. O. Box 159	[Expansion Project Name and Location]
Granite Falls, MN 56241	OWNER (Name and Address):
CONSTRUCTION CONTRACT	[Owner Name/Address]
Date:	SURETY (Name and Principal Place of
Business): [Name/Place of Business]

BOND#

Date (Not earlier than Construction Contract Date):

Amount:

Modifications to this Bond:	☐ None	☐ See Page 2

CONTRACTOR AS PRINCIPAL	SURETY

Company:	(Corporate Seal)	Company:	(Corporate Seal)

Fagen, Inc.

Signature:	Signature:
Name and Title:	Name and Title:

(Any additional signatures appear an page 2.)

(FOR INFORMATION Only- Name, Address and Telephone)

OWNER’S REPRESENTATIVE (Architect, Engineer or other party):

AGENT OR BROKER:

1.             The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner for the performance of the Construction Contract, which is incorporated herein by reference.

2.             If the Contractor performs the Construction Contract, the Surety and the Contractor shall have no obligation under this Bond, except to participate in conferences as provided in Subparagraph 3.1.

3.             If there is no Owner Default, the Surety’s obligation under this Bond shall arise after:

3.1           The Owner has notified the Contractor and the Surety at its address described in Paragraph 10 below that the Owner is considering declaring a Contractor Default and has requested and attempted to arrange a conference with the Contractor and the Surety to be held not later than fifteen days after receipt of such notice to discuss methods of performing the Construction Contract.  If the Owner, the Contractor and the Surety agree, the Contractor shall be allowed a reasonable time to perform the Construction Contract, but such an agreement shall not waive the Owner’s right, if any, subsequently to declare a Contractor Default; and

3.2           The Owner has declared a Contractor Default and formally terminated the Contractor’s right to complete the contract.  Such Contractor Default shall not be declared earlier than twenty days after the Contractor and Surety have received notice as provided in Subparagraph 3.1; and

3.3           The Owner has agreed to pay the Balance of the Contract Price to the Surety in accordance with the terms of the Construction Contract or to a contractor selected to perform the Construction Contract in accordance with the terms of the contract with the Owner.

4.             When the Owner has satisfied the conditions of Paragraph 3, the Surety shall promptly and at the Surety’s expense take one of the following actions:

4.1           Arrange for the Contractor with consent of the Owner, to perform and complete the Construction Contract; or

4.2           Undertake to perform and complete the Construction Contract itself, through its agents or through independent contractors; or

4.3           Obtain bids or negotiated proposals from qualified contractors acceptable to the Owner for a contract for performance and completion of the Construction Contract, arrange for a contract to be prepared for execution by the Owner and the contractor selected with the Owner’s concurrence, to be secured with performance and payment bonds executed by a qualified surety equivalent to the bonds issued on the Construction Contract, and pay to the Owner the amount of damages as described in Paragraph 6 in excess of the Balance of the Contract Price incurred by the Owner resulting from the Contractor’s default; or

4.4           Waive its right to perform and complete, arrange for completion, or obtain a new contractor and with reasonable promptness under the circumstances:

.1             After investigation, determine the amount for which it may be liable to the Owner and, as soon as practicable after the amount is determined, tender payment therefor to the Owner; or

.2             Deny liability in whole or in part and notify the Owner citing reasons therefor.

5.             If the Surety does not proceed as provided in Paragraph 4 with reasonable promptness, the Surety shall be deemed to be in default on this Bond fifteen days after receipt of an additional written notice from the Owner to the Surety demanding that the Surety perform its Obligations under this Bond, and the Owner shall be entitled to enforce any remedy available to the Owner.  If the Surety proceeds as provided in Subparagraph 4.4, and the Owner refuses the payment tendered or the Surety has denied liability, in whole or in part, without further notice the Owner shall be entitled to enforce any remedy available to the Owner.

6.             After the Owner has terminated the Contractor’s right to complete the Construction Contract, and if the Surety elects to act under Subparagraph 4.1, 4.2, or 4.3 above, then the responsibilities of the Surety to the Owner shall not be greater than those of the Contractor under the Construction Contract, and the responsibilities of the Owner to the Surety shall not be greater than those of the Owner under the Construction Contract.  To the limit of the amount of this Bond, but subject to commitment by the Owner of the Balance of the Contract Price to mitigation of costs and damages on the Construction Contract, the Surety is obligated without duplication for:

6.1           The responsibilities of the Contractor for correction of defective work and completion of the Construction Contract;

6.2           Additional legal design professional and delay costs resulting from the Contractor’s Default, and resulting from the actions or failure to act of the Surety under Paragraph 4; and

6.3           Liquidated damages, or if no liquidated damages are specified in the Construction Contract, actual damages caused by delayed performance or non-performance of the Contractor.

7.             The Surety shall not be liable to the Owner or others for obligations of the Contractor that are unrelated to the Construction Contract and the Balance of the Contract Price shall not be reduced or set off on account of any such unrelated obligations. No right of action shall accrue on this Bond to any person or entity other than the Owner or its heirs, executors, administrators or successors.

8.             The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.

9.             Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located and shall be instituted within two years after Contractor Default or within two years after the Contractor ceased working or within two years after the Surety refuses or fails to perform its obligations under this Bond, whichever occurs first.  If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

10.           Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page.

11.           When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

12.           DEFINITIONS

12.1         Balance of the Contract Price: The total amount payable by the Owner to the Contractor under the Construction Contract after all proper adjustments have been made, including allowance to the Contractor of any amounts received or to be received by the Owner in settlement of insurance or other claims for damages to which the Contractor is entitled, reduced by all valid and proper payments made to or on behalf of the Contractor under the Construction Contract.

12.2         Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

12.3         Contractor Default: Failure of the Contractor, which has neither been remedied nor waived, to perform or otherwise to comply with the terms of the Construction Contract.

12.4         Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

This bond is subject to the attached Dual Obligee Rider dated

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL	SURETY
(Corporate Seal)	(Corporate Seal)

Company:	Company:
Address:	Address:
Name and Title:	Name and Title:
Signature:	Signature:

DUAL OBLIGEE RIDER

(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)

TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                               , a                            corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                                   , as Obligee.

IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:

Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.

IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth.

SIGNED, SEALED AND DATED this          day of                           , 200  .

Fagen, Inc.

(Contractor)

By:

[ ]

(Surety)

By:

EXHIBIT I

Form of Payment Bond

PAYMENT BOND

The American Institute of Architects,

AIA Document No. A312 (December, 1984 Edition)

Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.

CONTRACTOR (Name and Address):	SURETY (Name and Principal Place
Fagen, Inc.	Place of Business):
P. O. Box 159
Granite Falls, MN 56241
OWNER (Name and Address):
[NAME AND ADDRESS]

CONSTRUCTION CONTRACT

Date:

Amount:

Description (Name and Location):

BOND#

Date (Not earlier than Construction Contract Date):

Amount:

Modifications to this Bond:	☐	None	☐	See Page 2

CONTRACTOR AS PRINCIPAL		SURETY

Company:	(Corporate Seal)	Company:	(Corporate Seal)

Fagen, Inc.

Signature:	Signature:
Name and Title:	Name and Title:

(Any additional signatures appear an page 2.)

(FOR INFORMATION Only- Name, Address and Telephone)

OWNER’S REPRESENTATIVE (Architect, Engineer or other party):

AGENT or BROKER:

1.             The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner to pay for labor, materials and equipment furnished for use in the performance of the Construction Contract, which is incorporated herein by reference.

2.             With respect to the Owner, this obligation shall be null and void if the Contractor:

2.1           Promptly makes payment, directly or indirectly, for all sums due Claimants, and

2.2           Defends, indemnifies and holds harmless the Owner from claims, demands, liens or suits by any person or entity whose claim, demand, lien or suit is for the payment for labor, materials or equipment furnished for use in the performance of the Construction Contract, provided the Owner has promptly notified the Contractor and the Surety (at the address described in Paragraph 12) of any claims; demands, liens or suits and tendered defense of such claims, demands, liens or suits to the Contractor and the Surety, and provided there is no Owner Default.

3.             With respect to Claimants, this obligation shall be null and void if the Contractor promptly makes payment, directly or Indirectly, for all sums due.

4.             The Surety shall have no obligation to Claimants under this Bond until:

4.1           Claimants who are employed by or have a direct contract with the Contractor have given notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the owner, stating that a claim is being made under this Bond and, with substantial accuracy, the amount of the claim.

4.2           Claimants who do not have a direct contract with the Contractor:

4.2.1        Have furnished written notice to the Contractor and sent a copy, or notice thereof, to the Owner, within 90 days after having last performed labor or last furnished materials or equipment included in the claim stating, with substantial accuracy, the amount of the claim and the name of the party to whom the materials were furnished or supplied or for whom the labor was done or performed; and

4.2.2        Have either received a rejection in whole or in part from the Contractor, or not received within 30 days of furnishing the above notice any communication from the Contractor by which the Contractor has indicated the claim will be paid directly or Indirectly; and

4.2.3        Not having been paid within the above 30 days, have sent a written notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the Owner, stating that a claim is being made under this Bond and enclosing a copy of the previous written notice furnished to the Contractor.

5.             If a notice required by Paragraph 4 is given by the Owner to the Contractor or to the Surety that is sufficient compliance.

6.             When the Claimant has satisfied the conditions of Paragraph 4, the Surety shall promptly and at the Surety’s expense take the following actions:

6.1           Send an answer to the Claimant, with a copy to the Owner, within 45 days after receipt of the claim, stating the amounts that are undisputed and the basis for challenging any amounts that are disputed.

6.2           Pay or arrange for payment of any undisputed amounts.

7.             The Surety’s total obligation shall not exceed the amount of this Bond, and the amount of this Bond shall be credited for any payments made in good faith by the Surety.

8.             Amounts owed by the Owner to the Contractor under the Construction Contract shall be used for the performance of the Construction Contract and to satisfy claims, if any, under any Construction Performance Bond.  By the Contractor furnishing and the Owner accepting this Bond, they agree that all funds earned by the Contractor in the performance of the Construction Contract are dedicated to satisfy obligations of the Contractor and the Surety under this Bond, subject to the Owner’s priority to use the funds for the completion of the work.

9.             The Surety shall not be liable to the Owner, Claimants or others for obligations of the Contractor that are unrelated to the Construction Contract.  The Owner shall not be liable for payment of any costs or expenses of any Claimant under this Bond, and shall have under this Bond no obligation to make payments to, give notices on behalf of, or otherwise have obligations to Claimants under this Bond.

10.           The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.

11.           No suit or action shall be commenced by a Claimant under this Bond other than in a court of competent jurisdiction in the location in which the work or part of the work is located or after the expiration of one year from the date (1) on which the Claimant gave the notice required by Subparagraph 4.1 or Clause 4.2.3, or (2) on which the last labor or service was performed by anyone or the last materials or equipment were furnished by anyone under the Construction Contract, whichever of (1) or (2) first occurs. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

12.           Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page. Actual receipt of notice by Surety, the Owner or the Contractor, however accomplished, shall be sufficient compliance as of the date received at the address shown on the signature page.

13.           When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein.  The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

14.           Upon request by any person or entity appearing to be a potential beneficiary of this Bond, the Contractor shall promptly furnish a copy of this Bond or shall permit a copy to be made.

15.           DEFINITIONS

15.1         Claimant: An individual or entity having a direct contract with the Contractor or with a subcontractor of the Contractor to furnish labor, materials or equipment for use in the performance of the Contract. The intent of this Bond shall be to include without limitation in the terms “labor, materials or equipment” that part of water, gas, power, light, heat, oil, gasoline, telephone service or rental equipment used in the Construction Contract, architectural and engineering services required for performance of the work of the Contractor and the Contractor’s subcontractors, and all other items for which a mechanic’s lien may be asserted in the jurisdiction where the labor, materials or equipment were furnished.

15.2         Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

15.3         Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

This bond is subject to the attached Dual Obligee Rider dated [                   ].

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL	SURETY
(Corporate Seal)	(Corporate Seal)

Company:	Company:
Address:	Address:
Name and Title:	Name and Title:
Signature:	Signature:

DUAL OBLIGEE RIDER

(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)

TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                               , a                            corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                                   , as Obligee.

IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:

Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.

IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth.

SIGNED, SEALED AND DATED this          day of                           , 200  .

Fagen, Inc.

(Contractor)

By:

[ ]

(Surety)

By:

EXHIBIT J

Draw (Payment) Schedule

J-1

EXHIBIT K

Air Emissions Application or Permit

K-1

EXHIBIT L

Pre-Engineering Agreement

L-1

EXHIBIT M

Form of Application for Payment

M-1

EXHIBIT N

Form of Lien Waiver

GENERAL CONTRACTOR’S PARTIAL WAIVER OF MECHANIC’S LIEN

RIGHTS AND AFFIDAVIT OF DEBTS AND CLAIMS

CONDITIONAL LIEN WAIVER

STATE: (INSERT STATE)	FAGEN, INC.
COUNTY: (INSERT COUNTY)

The undersigned is the General Contractor (aka Design-Builder) regarding labor and materials for construction and maintenance work performed for (   INSERT OWNER/PLANT NAME   ), at the Facility located at or near (   INSERT PLANT CITY & STATE   ) under the terms of a contract.

On condition of receiving full payment for billings up to date hereof under the terms of the above mentioned contract, and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned does hereby waive and release any and all liens, and any and all claims and rights to lien on the Facility  (including all buildings on the premises) under the statutes of the State of (   INSERT STATE   ) relating to mechanic’s liens on account of labor and materials furnished by the undersigned up to the date hereof at the Facility, as located on real estate legally described as follows:

TRACT 1:  (   INSERT LEGAL DESCRIPTION   )

TRACT 2:  (   INSERT LEGAL DESCRIPTION   )

N-1

The undersigned further certifies that all obligations of General Contractor entered into between suppliers/subcontractors and General Contractor regarding this

Facility are current as of this date, including all obligations of General Contractor for all work, labor and services performed; materials and equipment furnished; and all known indebtedness and claims against General Contractor for damages arising in any manner in connection with General Contractor’s performance of the contract mentioned above for which General Contractor or property of General Contractor might in any way be held responsible.

Dated this              day of                                       , 200    .

GENERAL CONTRACTOR:

FAGEN, INC.

By (Print):

Title:

(Signature):

Witness (Print):

(Signature):

In the alternative (or if requested):

Subscribed and sworn to before me this

day of	,	200	.

Notary Public

My Commission Expires:

N-2